EXHIBIT 10.3

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 29, 2008

among

NEWSDAY LLC,

as the Borrower,

CSC HOLDINGS, INC.,

as CSC Holdings,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

as Joint Lead Arrangers and

BANC OF AMERICA SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED and CITIGROUP GLOBAL MARKETS

As Joint Book Managers

i

5.04	Financial Statements	36
5.05	Litigation; Compliance with Laws	37
5.06	Titles and Liens	37
5.07	Regulation U; Investment Company Act	37
5.08	Taxes	37
5.09	Full Disclosure	38
5.10	No Default	38
5.11	Approval of Regulatory Authorities	38
5.12	Binding Agreements	38
5.13	Insurance	38
5.14	ERISA Compliance	38
5.15	Intellectual Property	39
5.16	Solvency	39
5.17	Casualty, Etc.	39
5.18	Collateral Documents	39
5.19	Environmental Compliance	39
5.20	Other Credit Agreements	40

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements; Certificates and Other Information	40
6.02	Taxes and Claims	43
6.03	Insurance	43
6.04	Maintenance of Existence; Conduct of Business	43
6.05	Maintenance of and Access to Properties	43
6.06	Compliance with Laws	43
6.07	Litigation	44
6.08	Subsidiaries	44
6.09	Books and Records	44
6.10	Use of Proceeds	45
6.11	Covenant to Guarantee Obligations and Give Security	45
6.12	Further Assurances and Post-Closing Covenant	46

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	46
7.02	Indebtedness	48
7.03	Investments	50
7.04	Fundamental Changes	51
7.05	Dispositions	52
7.06	Restricted Payments	53
7.07	Change in Nature of Business	54
7.08	Transactions with Affiliates	54
7.09	Payment Restrictions Affecting Subsidiaries	54
7.10	Interest Coverage Ratio	54

7.11	Capital Expenditures	54
7.12	Reserved	54
7.13	Accounting Changes	54
7.14	Prepayments, Etc. of Indebtedness	54
7.15	Amendment, Etc. of Organization Documents and Related Documents and Indebtedness	55
7.16	Speculative Transactions	55
7.17	Subsidiaries	55
7.18	Cablevision Notes	55

ARTICLE VIII
CSC HOLDINGS

8.01	CSC Holdings Representations and Warranties	55
8.02	CSC Holdings Covenants	57

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	62
9.02	Remedies upon Event of Default	66
9.03	Application of Funds	66

ARTICLE X
ADMINISTRATIVE AGENT

10.01	Appointment and Authority	66
10.02	Rights as a Lender	67
10.03	Exculpatory Provisions	67
10.04	Reliance by Administrative Agent	68
10.05	Delegation of Duties	68
10.06	Resignation of Administrative Agent	68
10.07	Non-Reliance on Administrative Agent and Other Lenders	69
10.08	No Other Duties, Etc.	69
10.09	Administrative Agent May File Proofs of Claim	69
10.10	Collateral and Guaranty Matters	70

ARTICLE XI
CONTINUING GUARANTY

11.01	Guaranty	70
11.02	Rights of Lenders	71
11.03	Certain Waivers	71
11.04	Obligations Independent	71
11.05	Subrogation	71
11.06	Termination; Reinstatement	72
11.07	Subordination	72

11.08	Stay of Acceleration	72
11.09	Condition of Borrower	72

ARTICLE XII
MISCELLANEOUS

12.01	Amendments, Etc.	73
12.02	Notices; Effectiveness; Electronic Communications	74
12.03	No Waiver; Cumulative Remedies; Enforcement	76
12.04	Expenses; Indemnity; Damage Waiver	76
12.05	Payments Set Aside	78
12.06	Successors and Assigns	78
12.07	Treatment of Certain Information; Confidentiality	81
12.08	Right of Setoff	81
12.09	Interest Rate Limitation	82
12.10	Counterparts; Integration; Effectiveness	82
12.11	Survival of Representations and Warranties	82
12.12	Severability	82
12.13	Replacement of Lenders	82
12.14	Governing Law; Jurisdiction; Etc.	83
12.15	Waiver of Jury Trial	84
12.16	No Advisory or Fiduciary Responsibility	84
12.17	Electronic Execution of Assignments and Certain Other Documents	85
12.18	USA PATRIOT Act	85

SIGNATURES		S-1

SCHEDULES

1.01	Subsidiaries

2.01	Commitments and Applicable Percentages

5.03	Certain Authorizations

5.06	Liens

5.08	Investments

5.15	Intellectual Property Matters

5.19	Environmental Matters

7.02	Existing Indebtedness

7.09	Contractual Obligations

12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of	A	Loan Notice

	B-1	Fixed Rate Term Note

	B-2	Floating Rate Term Note

	C	Compliance Certificate

	D-1	Certificate as to Borrower Quarterly Financials

	D-2	Certificate as to Borrower Annual Financials

	E	Assignment and Assumption

	F	Administrative Questionnaire

	G-1	Subsidiary Guaranty

	G-2	Parent Guaranty

	G-3	NMG Guaranty

	H	Security Agreement

	I	Intellectual Property Security Agreement

	J	Opinion Matters – Counsel to Loan Parties

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 29, 2008, among NEWSDAY LLC, a Delaware limited liability company (the “Borrower”), the Restricted Subsidiaries identified herein, CSC HOLDINGS, INC., a Delaware corporation (“CSC Holdings”), and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS:

Newsday Holdings LLC (the “Parent Guarantor”) has been formed pursuant to that certain formation agreement dated as of May 11, 2008 (the “Formation Agreement”) among CSC Holdings, NMG Holdings, Inc. (“NMG Holdings”), Tribune Company (“Tribune”) and Newsday, Inc. (“Newsday Inc.”). The sole members of the Parent Guarantor are Newsday Inc. and NMG Holdings (the “Members”). The Parent Guarantor is the sole member of the Borrower.

Pursuant to the Formation Agreement and in connection with the acquisition of the Business (as such term is defined in the Formation Agreement) by the Parent Guarantor and the Borrower (i) Tribune and certain of its subsidiaries, including Newsday Inc. (together, the “Tribune Parties”), contributed certain assets of the Business to, and certain liabilities of the Business were assumed by, the Borrower (the “Newsday Asset Contribution”), and (ii) CSC Holdings and NMG Holdings (together, the “Cablevision Parties”) contributed the Cablevision Notes (as hereinafter defined) (the “Cablevision Notes Contribution”) to the Parent Guarantor.

The Parent Guarantor intends to make a distribution of approximately $630,000,000 to Newsday Inc. (the “Distribution”), after which, NMG Holdings will hold approximately 97.5% and Newsday Inc. will hold approximately 2.5% of the Parent Guarantor’s total ownership interests and the Parent Guarantor will own 100% of the Borrower’s total ownership interest.

The Borrower has requested that the Lenders provide a fixed rate term loan facility and a floating rate term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accumulated Funding Deficiency” shall mean an accumulated funding deficiency as defined in Section 302 of ERISA.

“Adjusted Operating Cash Flow” shall mean, for the most recently completed Measurement Period, the following for the Parent Guarantor, the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:  (i) aggregate operating revenues (including, without limitation, interest income from the Cablevision Notes, advertising revenue and circulation revenue) minus (ii) aggregate operating expenses (including, without limitation, employee compensation, newsprint and ink along with other operating supplies, selling, general administrative expenses, circulation expenses, transportation expenses, outside service expenses, but excluding depreciation, amortization, asset impairment, charges and credits relating to employee stock compensation plans, other non-cash employee benefits expenses, restructuring charges and credits, including severance, facility closure and any losses resulting from a write-off or writedown of Investments by the Borrower or any Restricted Subsidiary in Affiliates); provided, however, that for purposes of determining Adjusted Operating Cash Flow for any period (A) there shall be excluded all management fees paid to the Parent Guarantor, the Borrower or any Restricted Subsidiary during such period by any other Subsidiary other than any such amounts settled in cash to the extent not in excess of 5% of Adjusted Operating Cash Flow for the Parent Guarantor, the Borrower and its Restricted Subsidiaries as determined without including any such fees, and (B) Adjusted Operating Cash Flow for such period shall be increased or reduced, as the case may be, by the Adjusted Operating Cash Flow of assets or businesses acquired or disposed of (provided that in each case it has an impact on the Adjusted Operating Cash Flow for such Measurement Period of at least $2,000,000) including by means of any redesignation of any Subsidiary pursuant to Section 6.08 by the Borrower or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Parent Guarantor or the Borrower, delivered in accordance with Section 6.01 hereof rather than as applied in the financial statements of the Person whose assets were acquired and may include, in the Borrower’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Borrower or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period.  For purposes of this definition, operating revenues and operating expenses shall exclude any non-recurring, non-cash items (that do not represent a cash item in the relevant period or any future period) in excess of $10,000,000.

“Adjusted Treasury Rate” means, with respect to any prepayment date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Margin” means 5.50% per annum.

“Applicable Percentage” means (a) in respect of the Fixed Rate Term Facility, with respect to any Fixed Rate Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Fixed Rate Term Facility represented by (i) on or prior to the Closing Date, such Lender’s Fixed Rate Term Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Fixed Rate Term Loans at such time and (b) in respect of the Floating Rate Term Facility, with respect to any Floating Rate Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Floating Rate Term Facility represented by (i) on or prior to the Closing Date, such Lender’s Floating Rate Term Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Floating Rate Term Loans at such time. The initial Applicable Percentage of each Lender in respect of each Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 9.750% per annum.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment manager or advisor or by investment managers or advisors that are Affiliates of each other.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited combined balance sheets of the Business for the fiscal years ended December 31, 2006 and December 30, 2007, and the related combined statements of operations, division equity (deficit) and cash flows of the Business for the 2 fiscal years ending December 31, 2006 and December 30, 2007, including the notes thereto.

“Available Amount” means, at any time, the sum at such time of (i) 75% of cumulative Excess Cash Flow from and after the Closing Date, and (ii) the aggregate Net Cash Proceeds from the redemption or repayment of the Cablevision Notes but only to the extent such Net Cash Proceeds exceed the principal amount outstanding at such time under the Term Facility (the “Excess Amount”).

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Excluded Indebtedness” shall have the meaning specified in Section 9.01(d) hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Fixed Rate Term Borrowing or a Floating Rate Term Borrowing, as the context may require.

“Business” has the meaning specified in the Formation Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cablevision” means Cablevision Systems Corporation, a Delaware corporation.

“Cablevision Indenture” means the indenture dated as of April 6, 2004, governing Cablevision’s 8% Senior Notes due 2012, between Cablevision and The Bank of New York, as trustee, as in effect on the Closing Date.

“Cablevision Notes” means an aggregate principal amount of $682,096,000 of 8% Senior Notes due April 2012 issued by Cablevision and held by the Parent Guarantor, that are unsecured, having a fair market value on the Closing Date not less than $650,000,000, and having the same terms as the existing 8% Senior Notes issued under the Cablevision Indenture.

“Cablevision Notes Contribution” has the meaning specified in the Preliminary Statements hereto.

“Cablevision Parties” has the meaning specified in the Preliminary Statements hereto.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal expenditures for replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)   Marketable, direct obligations of the United States of America maturing within 397 days of the date of purchase;

(b)   commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America, which Person shall have a consolidated net worth of at least $250,000,000 and shall conduct a substantial part of its business in the

United States of America, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P;

(c)   fully collateralized repurchase agreements in such amounts and with such financial institutions having a rating of “Baa” or better from Moody’s, or a rating of “A-” or better from S&P, as the Borrower may select from time to time;

(d)   certificates of deposit, banker’s acceptances and time deposits maturing within 397 days after the date of purchase, which are issued by any Lender or by a United States national or state bank or foreign bank having capital, surplus and undivided profits totaling more than $100,000,000, and having a rating of “Baa” or better from Moody’s or a rating of “A-” or better from S&P; and

(e)   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000.

“Cash Flow Ratio” has the meaning specified in the CSC Holdings Indenture.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Joint Lead, a Lender or an Affiliate of a Joint Lead or a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means July 29, 2008.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Fixed Rate Term Commitment or a Floating Rate Term Commitment, as the context may require.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Loan to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Loan.

“Comparable Treasury Price” means, with respect to any prepayment date, (1) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Administrative Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Operating Cash Flow to (b) Net Cash Interest Expense, in each case, of or by the Parent Guarantor, the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, the ability to exercise voting power, by contract or otherwise; provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and provided further that no individual shall be an Affiliate of a corporation or partnership solely by reason of his or her being an officer, director or partner of such entity, except in the case of a partner if his or her interests in such partnership shall qualify him or her as an Affiliate. “Controlling” and “Controlled” have meanings correlative thereto.

“CSC Holdings” has the meaning specified in the introductory paragraph hereto.

“CSC Holdings Credit Agreement” means the Credit Agreement dated as of February 24, 2006 among CSC Holdings, Inc., as the borrower, Bank of America, N.A., as Administrative Agent and the Lenders party thereto (as amended from time to time).

“CSC Holdings Excluded Indebtedness” shall have the meaning specified in Section 9.01(d) hereto.

“CSC Holdings Indebtedness” has the meaning specified under the term “Indebtedness” in the CSC Holdings Indenture.

“CSC Holdings Indenture” means the indenture dated as of June 4, 2008, governing CSC Holdings’ 8½% Senior Notes due 2015, between CSC Holdings and U.S. Bank National Association, as trustee, as in effect on the Closing Date.

“CSC Holdings Investment” has the meaning specified under the term “Investment” in the CSC Holdings Indenture.

“CSC Holdings Lien” has the meaning specified under the term “Lien” in the CSC Holdings Indenture.

“CSC Holdings Permitted Liens” has the meaning specified under the term “Permitted Liens” in the CSC Holdings Indenture.

“CSC Holdings Restricted Payment” has the meaning specified under the term “Restricted Payment” in the CSC Holdings Indenture.

“CSC Holdings Restricted Subsidiary” means, as of any date of determination, a Subsidiary that under and pursuant to the CSC Holdings Indenture is a “Restricted Subsidiary” as that term is defined in the CSC Holdings Indenture.

“CSC Restricted Subsidiary” means, as of any date of determination, a Subsidiary that under and pursuant to the CSC Holdings Credit Agreement is a “Restricted Subsidiary” as that term is defined in the CSC Holdings Credit Agreement.

“CSC Holdings Unrestricted Subsidiary” has the meaning specified in the CSC Holdings Indenture.

“Cumulative Cash Flow Credit” has the meaning specified in the CSC Holdings Indenture.

“Cumulative Interest Expense” has the meaning specified in the CSC Holdings Indenture.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” means, with respect to any Person, (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to the Fixed Rate Term Loan, an interest rate equal to (i) the Applicable Rate plus (ii) 2% per annum and (b) when used with respect to the Floating Rate Term Loan, an interest rate equal to (i) the interest rate (including any Applicable Margin) otherwise applicable to the Floating Rate Term Loan plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower or a Restricted Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” has the meaning specified in the Preliminary Statements hereto.

“Dolan Family Interests” shall mean (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean Charles F. Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, the capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning specified in Section 9.01.

“Eurodollar Rate”  means, for any Interest Period with respect to a Floating Rate Term Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term of three months.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Floating Rate Term Loan being made by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Excess Amount” is defined in the definition of “Available Amount.”

“Excess Cash Flow” means, for any fiscal quarter of the Borrower, the excess (if any) of (A) the sum of (a) Adjusted Operating Cash Flow for such fiscal quarter plus (b) an amount (whether an increase or decrease) equal to the change in consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries during such period over (B) the sum (for such fiscal quarter) of (i) Net Cash Interest Expense actually paid in cash by the Borrower and its Restricted Subsidiaries, (ii) an amount (whether an increase or decrease) equal to the change in consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries during such period, (iii) all income taxes actually paid in cash by the Borrower and its Restricted Subsidiaries, (iv) Capital Expenditures (other than those Capital Expenditures made using the Available Amount) actually made by the Borrower and its Restricted Subsidiaries in such fiscal quarter, and (v) any expenses added back in determining Adjusted Operating Cash Flow to the extent such expenses have been paid in cash.

“Excluded Issuance” by any Person means an issuance and sale of an Equity Interest in such Person to the Members (including as adjustments of Equity Interests in connection with the consummation of the Transaction) or an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the

United States or any similar tax imposed by any other jurisdiction in which the Borrower or any Lender(1) is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 12.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Term Borrowing” means a borrowing consisting of Fixed Rate Term Loans made by each of the Fixed Rate Term Lenders pursuant to Section 2.01(a).

“Fixed Rate Term Commitment” means, as to each Fixed Rate Term Lender, its obligation to make Fixed Rate Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Fixed Rate Term  Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Fixed Rate Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Fixed Rate Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Fixed Rate Term Loans of all Fixed Rate Term Lenders outstanding at such time.

“Fixed Rate Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Fixed Rate Term Commitment at such time and (b) thereafter, any Lender that holds Fixed Rate Term Loans at such time.

“Fixed Rate Term Loan” means an advance made by any Fixed Rate Term Lender under the Fixed Rate Term Facility.

“Fixed Rate Term Note” means a promissory note made by the Borrower in favor of a Fixed Rate Term Lender evidencing Fixed Rate Term Loans made by such Lender, substantially in the form of Exhibit B-1.

“Floating Rate Term Borrowing” means a borrowing consisting of Floating Rate Term Loans made by each of the Floating Rate Term Lenders pursuant to Section 2.01(b).

(1) If any.

“Floating Rate Term Commitment” means, as to each Floating Rate Term Lender, its obligation to make Floating Rate Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Floating Rate Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Floating Rate Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Floating Rate Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Floating Rate Term Loans of all Floating Rate Term Lenders outstanding at such time.

“Floating Rate Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Floating Rate Term Commitment at such time and (b) thereafter, any Lender that holds Floating Rate Term Loans at such time.

“Floating Rate Term Loan” means an advance made by any Floating Rate Term Lender under the Floating Rate Term Facility.

“Floating Rate Term Note” means a promissory note made by the Borrower in favor of a Floating Rate Term Lender evidencing Floating Rate Term Loans made by such Lender, substantially in the form of Exhibit B-2.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation Agreement” has the meaning specified in the Preliminary Statements hereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any direct or indirect (including, without limitation, by means of causing a bank to open a letter of credit) guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise being or becoming contingently liable upon or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any

Person, or guarantee of the payment of dividends or other distributions upon the stock or other ownership interests of any Person, or agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of its obligations or to assure a creditor against loss.

“Guarantors” means, collectively, CSC Holdings, NMG Holdings, Newsday Holdings LLC, and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by CSC Holdings under Article XI, the Subsidiary Guaranty, the Parent Guaranty and the NMG Guaranty, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person, Capitalized Lease Obligations of such Person and other indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable (other than for borrowed money) incurred in the ordinary course of business of such Person.  Without limiting the generality of the foregoing, such term shall include (a) when applied to the Borrower and/or any Restricted Subsidiary, all obligations of the Borrower and/or any Restricted Subsidiary under Swap Contracts and (b) when applied to the Borrower or any other Person, all Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Indemnity Agreement” means that certain agreement among CSC Holdings, the Borrower, NMG Sub Company, LLC and Tribune dated as of May 11, 2008.

“Information” has the meaning specified in Section 12.07.

“Information Memorandum” means the information memorandum dated June 2008, used by the Joint Leads in connection with the syndication of the Commitments.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Interest Payment Date” means, (a) as to the Fixed Rate Term Loan, the fifteenth of each July and January and the Maturity Date; and (b) as to the Floating Rate Term Loan, the fifteenth of each July, October, January and April and the Maturity Date.

“Interest Period” means, as to each Floating Rate Term Loan, the period commencing on the date such Floating Rate Loan is disbursed or on the most recent Interest Payment Date and ending on the next succeeding Interest Payment Date; provided that:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” with respect to the Borrower or any Restricted Subsidiary means (a) making or permitting to remain outstanding any advances, loans, accounts receivable (other than (x) accounts receivable arising in the ordinary course of business of the Borrower or such Restricted Subsidiary and (y) accounts receivable owing to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary or other extensions of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or capital contributions to (by means of transfers of property to others, or payments for property or services for the account or use of others, or otherwise) any Person (other than the Borrower or any Restricted Subsidiary)), (b) purchasing or owning any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or any similar enterprise) of, or any bank accounts with, or Guarantee any Indebtedness or other obligations of, any Person (other than the Borrower or any Restricted Subsidiary), or (c) purchasing or acquiring (in one transaction or a series of transactions) assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person (other than the Borrower or any Restricted Subsidiary).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Rights” has the meaning specified in Section 5.15.

“IP Security Agreement Supplement” has the meaning specified in Section 13(b) of the Security Agreement.

“Joint Leads” means collectively Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as Joint Lead Arrangers and Joint Book Managers and Citigroup Global Markets in its capacity as additional Joint Book Manager.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, charge or encumbrance upon any of the assets of the Borrower or its Restricted Subsidiaries, now owned or hereafter acquired, securing any Indebtedness or other obligation.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, and (d) the Collateral Documents.

“Loan Notice” means a notice of a Fixed Rate Term Borrowing or a Floating Rate Term Borrowing, which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, the Parent Guarantor and each Subsidiary Guarantor.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Material Real Property” has the meaning specified in the Security Agreement.

“Materially Adverse CSC Effect” shall mean a materially adverse effect upon the business, assets, financial condition or results of operations of CSC Holdings and the CSC Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP.

“Materially Adverse Effect” shall mean a materially adverse effect upon (i) the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole on a combined basis in accordance with GAAP, (ii) the ability of the Borrower and the Restricted Subsidiaries taken as a whole to perform the Obligations hereunder or (iii) the legality, validity, binding nature or enforceability of this Agreement or any other Loan Document or the validity, perfection, priority or enforceability of the security interest created, or purported to be created, by the Collateral Documents.

“Maturity Date” means August 1, 2013.

“Measurement Period” means, at any date of determination on or after December 31, 2008, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that:  (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant after the completion of the first fiscal quarter and prior to the completion of the second fiscal quarter ending after the Closing Date, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter then ended multiplied by four; (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant after the completion of the second fiscal quarter and prior to the completion of the third fiscal quarter ending after the Closing Date, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant after the completion of the third fiscal quarter and prior to the completion of the fourth fiscal quarter ending after the Closing Date, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Members” has the meaning specified in the Preliminary Statements hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Parent Guarantor, the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed period; provided, however, that there shall be deducted from Net Cash Interest Expense net interest income for such Measurement Period other than interest income on the Cablevision Notes.

“Net Cash Proceeds” means:

(a)          with respect to any Disposition by the Borrower or any of the Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary costs and expenses of, and any income, franchise, transfer or other tax liability arising from such transaction;

(b)         with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary costs and expenses of, and any income, franchise, transfer or other tax liability arising from such transaction;

(c)          with respect to proceeds of any casualty insurance or condemnation awards (and payments in lieu thereof), the excess of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the reasonable and customary costs and expenses thereof, and any income, franchise, transfer, or other tax liability arising therefrom; and

(d)         with respect to the redemption or repayment of the Cablevision Notes, the excess of (i) the sum of cash and Cash Equivalents received in connection therewith over (ii) any discounts, commissions and reasonable and customary costs and expenses of receiving such redemption of repayment, and any income, franchise, transfer or other tax liability arising therefrom.

“Newsday Asset Contribution” has the meaning specified in the Preliminary Statements hereto.

“Newsday Inc.” has the meaning specified in the Preliminary Statements hereto.

“NMG Guaranty” means the unsecured guaranty in the form of Exhibit G-3 executed by NMG Holdings and guaranteeing the Obligations of the Borrower under the Loan Documents.

“NMG Holdings” has the meaning specified in the Preliminary Statements hereto.

“Note” means a Fixed Rate Term Note or a Floating Rate Term Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Term Loans after giving effect to the borrowing, any prepayments or repayments of the Term Loans, occurring on such date.

“Parent Guarantor” has the meaning specified in the Preliminary Statements hereto.

“Parent Guaranty” means the Guaranty made by Newsday Holdings LLC in favor of the Secured Parties, substantially in the form of Exhibit G-2.

“Participant” has the meaning specified in Section 12.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Restricted Subsidiary Transaction” shall mean any transaction by which any Restricted Subsidiary shall (i) pay dividends or make any distribution on its capital stock or other equity securities or pay any of its Indebtedness owed to any Loan Party or any other Restricted Subsidiaries, (ii) make any loans or advances to any Loan Party or to any other Restricted Subsidiaries or (iii) transfer any of its properties or assets to, or merge or consolidate with or into, the Borrower or any other Restricted Subsidiary; provided, however, that any Permitted Restricted Subsidiary Transaction of any Guarantor must be made to another Restricted Subsidiary that is a Guarantor; and provided, further, that in the case of a merger or consolidation with a Loan Party, a Loan Party must be the surviving entity.

“Permitted Senior Indebtedness” has the meaning specified in Section 7.01(j).

“Permitted Subordinated Indebtedness” means subordinated Indebtedness for borrowed money of the Borrower, provided that no Restricted Subsidiary of the Borrower shall provide a guarantee of such Indebtedness unless it shall also be a Guarantor hereunder, and provided further that such subordinated Indebtedness shall be subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms in the Rainbow Subordinated Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.01.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in the paragraph following Section 1(d)(iii) of the Security Agreement.

“Prepayment Amount” has the meaning specified in Section 2.03(b)(v).

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Public Lender” has the meaning specified in Section 6.01.

“Quotation Agent” means the Reference Treasury Dealer.

“Rainbow” means Rainbow National Services LLC, a Delaware limited liability company.

“Rainbow Subordinated Debt” means those 10 3/8 % Senior Subordinated Notes due 2014, governed by the indenture dated as of August 20, 2004, between Rainbow and The Bank of New York, a New York banking corporation, as trustee, as in effect on the Closing Date.

“Reduction Amount” has the meaning set forth in Section 2.03(b)(ix).

“Reference Treasury Dealer” means (1) Banc of America Securities, LLC and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Borrower shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the Administrative Agent after consultation with the Borrower.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of prepayment, the average, as determined by the Administrative Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Administrative Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such date of prepayment.

“Register” has the meaning specified in Section 12.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower or CSC Holdings, as the case may be, as prescribed by the

Securities Laws.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Documents” means the Formation Agreement, the Indemnity Agreement and the Tax Matters Agreement (as such term is defined in the Formation Agreement).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Fixed Rate Lenders” means, as of any date of determination, Fixed Rate Term Lenders holding more than 50% of the Fixed Rate Term Facility; provided that the portion of the Fixed Rate Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Fixed Rate Lenders.

“Required Floating Rate Lenders” means, as of any date of determination, Floating Rate Term Lenders holding more than 50% of the Floating Rate Term Facility; provided that the portion of the Floating Rate Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Floating Rate Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Total Outstandings provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiaries” shall mean all Subsidiaries on the Closing Date and any additional Restricted Subsidiary pursuant to Section 6.08.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 21(b) of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means the wholly owned Subsidiaries of the Borrower as of the Closing Date and each other wholly owned Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11; provided, however, that no Subsidiary that is a CFC shall be a Guarantor hereunder.

“Subsidiary Guaranty” means the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit G-1, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Supplemental Collateral Documents” means deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements securing payment of all the Obligations of a newly-formed or newly-acquired Subsidiary, the parent of a newly-formed or newly-acquired subsidiary or an existing Loan Party, as the case may be, under the Loan Documents and constituting Liens on all newly-acquired properties or properties and Equity Interests of newly-formed or newly-acquired Subsidiaries pursuant to the terms of Section 6.11.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority with authority to impose the same, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means either a Fixed Rate Term Commitment or a Floating Rate Term Commitment.

“Term Facilities” means, at any time, the Fixed Rate Term Facility and the Floating Rate Term Facility.

“Term Loan” or “Loan” means an advance made by any Lender under the Fixed Rate Term Facility or the Floating Rate Term Facility.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan, or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Plan under Section 4042 of ERISA.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tribune” has the meaning specified in the Preliminary Statements hereto.

“Tribune Parties” has the meaning specified in the Preliminary Statements hereto.

“Transaction” means (a) the formation of the Borrower pursuant the Formation Agreement, (b) the Newsday Asset Contribution and the Cablevision Notes Contribution to the Borrower, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are a party, (d) the Distribution from the Borrower to Newsday Inc., and (e) the payment of all fees and expenses incurred in connection with the consummation of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.08.

“Working Capital Adjustment” means the adjustment contemplated in Section 1.5 of the Formation Agreement whereby, in the event that the Final Special Distribution Amount (as such term is defined in the Formation Agreement) is less than the Special Distribution Amount (as such term is defined in the Formation Agreement), the Tribune Parties are required to pay to the Borrower the amount of such deficiency.

1.02                           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)           Changes in GAAP.  If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, X and XI) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND LOAN

2.01         The Loans.  (a)  The Fixed Rate Term Borrowing.  Subject to the terms and conditions set forth herein, each Fixed Rate Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Fixed Rate Term Commitment.  The Fixed Rate Term Borrowing shall consist of Fixed Rate Term Loans made simultaneously by the Fixed Rate Term Lenders in accordance with their respective Applicable Percentage of the Fixed Rate Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           The Floating Rate Term Borrowing.  Subject to the terms and conditions set forth herein, each Floating Rate Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Floating Rate Term Commitment.  The Floating Rate Term Borrowing shall consist of Floating Rate Term Loans made simultaneously by the Floating Rate Term Lenders in accordance with their respective Applicable Percentage of the Floating Rate Term Facility.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

2.02         Borrowings.  (a)  The Fixed Rate Term Borrowing and the Floating Rate Term Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each notice must be received by the Administrative Agent not later than 11:00 a.m. (i) on the Closing Date in respect of the Fixed Rate Term Loan and (ii) three Business Days prior to the Closing Date in respect of the Floating Rate Term Loan.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Term Facility. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than one hour after receipt of notice from the Administrative Agent on the Closing Date (as long as such notice is received prior to 1:30 p.m. on such day). Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for the Floating Rate Term Loans upon determination of such interest rate.

2.03         Prepayments.  (a)  Optional.  (i) The Borrower may, upon notice to the Administrative Agent, voluntarily prepay the Term Loans in whole or in part at any time prior to the end of the 30th month following the Closing Date, at a price of, as determined by a Quotation Agent: the sum of the present value of the principal payment scheduled at the Maturity Date and the remaining scheduled payments of interest thereon (not including any portion of such payments of interest accrued to the date of prepayment and assuming, in the case of the Floating Rate Term Loans, that from and after such date of determination until the Maturity Date, LIBOR will remain at the same level) discounted to the date of prepayment on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the date of prepayment.

(ii)  The Borrower may, upon notice to the Administrative Agent, voluntarily prepay the Term Loans in whole or in part at a premium of (A) from the first day of the 31st month through the last day of the 40th month, (x) in the case of Fixed Rate Term Loans, one half of the stated interest rate applicable and (y) in the case of Floating Rate Term Loans, 3%, in each case of the aggregate principal amount of the Term Loan so prepaid, (B) from the first day of the 41st month through the last day of the 50th month, (x) in the case of Fixed Rate Term Loans, one quarter of the stated interest rate applicable and (y) in the case of the Floating Rate Term Loans, 1.5%, in each case of the aggregate principal amount of the Term Loan so prepaid, and (C) from the first day of the 51st month through the last day of the 60th month, without premium or penalty.

(iii)  Notice under this Section 2.03(a) must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment; and any prepayment shall be in a principal amount of

$5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment of the Term Loans pursuant to this Section 2.03(a) shall be applied to the Term Facilities as directed by the Borrower and shall be paid to the Lenders under the relevant Term Facility or Term Facilities in accordance with their respective Applicable Percentages under such Term Facility or Term Facilities.

(b)           Mandatory.  (i) Subject to clause (iv) of this Section 2.03(b), if the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition permitted under Section 7.05 (other than clause (d) thereof)) which results in the realization by such Person of Net Cash Proceeds or the Borrower or any of its Restricted Subsidiaries receives any Net Cash Proceeds of casualty insurance or condemnation awards, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds (or in the case of a Restricted Subsidiary that is not directly or indirectly wholly owned by the Borrower, in such lesser amount of Net Cash Proceeds as are actually received by the Borrower or a wholly owned Restricted Subsidiary of the Borrower), such prepayment to occur (subject to the provisions below and to clause (iv) of this Section 2.03(b)) within 10 Business Days following receipt of such Net Cash Proceeds by such Person; provided, however, that, (x) with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets provided that, (i) within 180 days after the receipt of such Net Cash Proceeds, the Borrower or Restricted Subsidiary, as applicable, has reinvested the Net Cash Proceeds into operating assets or (ii) where such Net Cash Proceeds have not been reinvested within 180 days after the receipt of such Net Cash Proceeds, the Borrower or Restricted Subsidiary shall have entered into a binding agreement for such reinvestment and such reinvestment shall have been consummated within 180 days after entering into such reinvestment agreement (as certified by the Borrower in writing to the Administrative Agent); and (y) with respect to any Net Cash Proceeds of casualty insurance or condemnation awards, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Net Cash Proceeds of casualty insurance or condemnation awards), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may apply within 180 days after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided that any Net Cash Proceeds referred to above in (x) or (y) to be so reinvested shall be deposited in the Cash Collateral Account pending such reinvestment and, provided, further, that any amount referred to above in (x) or (y) which is not so reinvested within the time specified therein shall be applied as set forth in clause (iv) of this Section 2.03(b).

(ii)           Subject to clause (iv) of this Section 2.03(b), upon the sale or issuance by the Borrower or any of its Restricted Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iii)          Subject to clause (iv) of this Section 2.03(b), upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness not permitted under Section 7.02, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv)          Notwithstanding anything to the contrary herein, (a) no prepayments pursuant to this Section 2.03(b) shall be made or required to be made prior to the third anniversary of the Closing Date, (b) prepayments made and required to be made by the Borrower under Section 2.03(b) prior to the fourth anniversary of the Closing Date shall not exceed an aggregate amount of $105,000,000, and (c) prepayments made and required to be made by the Borrower under Section 2.03(b) prior to the Maturity Date shall not exceed an aggregate amount of $140,000,000. If the Borrower or any of its Restricted Subsidiaries realizes any Net Cash Proceeds as contemplated under clauses (i), (ii) or (iii) of this Section 2.03(b), such amounts will be deposited and held in the Cash Collateral Account and, only if as and when permitted under the limitations set forth above in this clause (iv) of this Section 2.03(b), shall be applied to ratably to the prepayment of the Loans or, if still so held at the Maturity Date, either (A) be applied to the payment of the Obligations at the Maturity Date or (B) released or returned to the Borrower once the Obligations have been paid in full in cash and fully performed, the Commitments and the Term Facilities have been terminated and the security interest of the Administrative Agent, on behalf of the Lenders in all of the Collateral has been released, or substantially concurrently therewith in connection with a refinancing of the Term Facilities.

2.04         Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of the Term Loans outstanding on such date.

2.05         Interest.  (a)  Subject to the provisions of Section 2.05(b), (i) the Fixed Rate Term Loan shall bear interest on the outstanding principal amount thereof a rate per annum equal to the Applicable Rate and (ii) the Floating Rate Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06         Fees. The Borrower shall pay to the Administrative Agent (a) for the account of each Fixed Rate Term Lender in accordance with its Applicable Percentage thereof, an upfront fee equal to 0.965% of the aggregate Fixed Rate Term Commitments, and (b) for the account of each Floating Rate Term Lender in accordance with its Applicable Percentage thereof, an upfront fee equal to 1.00% of the aggregate Floating Rate Term Commitments. The upfront fees referred to in clauses (a) and (b) above shall be fully earned, due and payable in full on the Closing Date.

2.07         Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08         Evidence of Debt.  (a)  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.09         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business

Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Floating Rate Term Borrowing (or, in the case of such Fixed Rate Term Borrowing prior to 12:00 noon on the date of such Fixed Rate Term Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, as applicable, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the Applicable Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 12.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

2.10         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02         Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03                           Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.04                           Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.03, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 12.13.

3.05                           Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO LOAN

4.01                           Conditions of the Loans.  The obligation of each Lender to make the Loans hereunder is subject to satisfaction of the following conditions precedent on the Closing Date:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, CSC Holdings or NMG Holdings, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of (w) this Agreement, (x) the Subsidiary Guaranty, (y) the Parent Guaranty and (z) the NMG Guaranty;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               a pledge and security agreement, in substantially the form of Exhibit H (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)                              certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)                                proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably request in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)                                completed requests for information, dated on or before the date of the Loans, listing the financing statements then effective that name the Borrower or the Parent Guarantor as debtor,

(D)                               evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably request in order to perfect the Liens created thereby, and

(E)                                 evidence that all other action that the Administrative Agent may reasonably request in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters,

UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)                              an intellectual property security agreement, in substantially the form of Exhibit I (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.11, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may reasonably request in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(v)                                 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, CSC Holdings and NMG Holdings as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party, CSC Holdings and NMG Holdings is a party or is to be a party;

(vi)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party, CSC Holdings and NMG Holdings is duly organized or formed, and that each Loan Party, CSC Holdings and NMG Holdings is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Materially Adverse Effect;

(vii)                           a certified copy of the LLC Agreement of the Borrower and equivalent organization or formation documents of CSC Holdings, NMG Holdings and each Loan Party;

(viii)                        a favorable opinion of Sullivan & Cromwell LLP, counsel to the Loan Parties, CSC Holdings and NMG Holdings addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)                                a certificate of a Responsible Officer of each Loan Party, CSC Holdings and NMG Holdings either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Person of the Transaction and the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x)                                   (i) not less than 15 days prior to the Closing Date, or such lesser period prior to the Closing Date as may be agreed to by the Administrative Agent, the Audited Financial Statements, (ii) unaudited financial statements of the Business for any interim quarterly periods that have ended since the date of the most recent of such audited financial statements at least 45 days prior to the Closing Date, and (iii) pro forma financial statements as to the Parent Guarantor and the Borrower and its Subsidiaries giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed quarter ended at least 45 days prior to the Closing Date;

(xi)                                a certificate signed by a Responsible Officer of the Borrower certifying that since March 31, 2008 there has been no Material Adverse Effect (as defined in the Formation Agreement);

(xii)                             a certificate attesting to the Solvency of the Parent Guarantor and the Borrower, taken as a whole, after giving effect to the Transaction and the incurrence of Indebtedness related thereto), from a senior financial officer of the Parent Guarantor;

(xiii)                          certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request;

(xv)                            such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

Notwithstanding anything to the contrary herein, with respect to any Collateral, the security interest in which may not be perfected by the filing of a UCC financing statement, if the perfection of the security interest in such Collateral may not be accomplished on or prior to the Closing Date without undue burden or expense after the Borrower’s use of commercially reasonable efforts to do so, then the delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the Borrowings on the Closing Date.  To the extent that any such security interest is not so perfected on or prior to the Closing Date, then the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, on or prior to the date that is 30 days after the Closing Date, or such longer period as may be reasonably acceptable to the Administrative Agent.

(b)         (i) All fees required to be paid to the Administrative Agent and the Joint Leads on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)          The Borrower shall have paid all reasonable out of pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)         The Formation Agreement shall be in full force and effect and the acts contemplated by the Formation Agreement shall have been consummated in accordance with the terms of the Formation Agreement, and the Formation Agreement shall not have been amended or modified or any condition therein waived in any respect that is material and adverse to the interests of the Lenders without the prior written consent of the Joint Leads.

(e)          The Newsday Asset Contribution and the Cablevision Notes Contributions shall have been made to the Borrower as equity contributions and the Distribution to be made by the Borrower to Newsday Inc. shall not exceed $630,000,000.

(f)            The representations and warranties made by the Tribune Parties in the Formation Agreement relating to Newsday, its Subsidiaries and their respective businesses that are material to the interests of the Lenders shall be true and correct on and as of the Closing Date (except where such representations and warranties shall expressly relate to an earlier date, in which case they shall have been true and correct as of such earlier date) unless, as a result of any failure to be so true and correct, NMG Holdings does not have the right to terminate its obligations under the Formation Agreement.

(g)         The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that as a condition precedent to the making of the Loans on the Closing Date, only those of the representations and warranties in this clause (g) that are Specified Representations shall apply. For purposes of this Section 4.01(g), “Specified Representations” shall mean the representations and warranties set forth in Sections 5.01, 5.02 (insofar as it relates to all necessary corporate and other organizational action), 5.04 (except for the last sentence thereof), 5.05 (insofar as it relates to compliance with laws), 5.07, 5.12 and 5.18 (insofar as it relates to perfection and priority, only with respect to property as to which a Lien can be perfected by the filing of a UCC financing statement or the delivery of stock certificates or debt instruments).

(h)         The Administrative Agent shall have received a Request for Loan in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower and the Parent Guarantor represent and warrant as of the Closing Date to the Administrative Agent and the Lenders that:

5.01                           Existence, Qualification and Power.  The Borrower is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect, and each of the Borrower and the Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Agreement, the Notes and the other Loan Documents to which it is a party.

5.02                           Subsidiaries; Affiliates; Loan Parties. Schedule 1.01 contains a complete and correct list, as at the Closing Date, of all Subsidiaries of the Borrower and a description of the legal nature of such Subsidiaries (including, with respect to each Subsidiary, the address of its principal place of business and its U.S. taxpayer identification number), the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and, except as disclosed to the Lenders in writing prior to the Closing Date, the Borrower and each of its Restricted Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Borrower or such Restricted Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable.

5.03                           Authorization; No Contravention.  The execution, delivery and performance by each of the Borrower and the Restricted Subsidiaries of each Loan Document and Related Document to which it is a party, and the Loans hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not:  (a) subject to the consummation of the action described in Section 5.11 hereof, violate any Law currently in effect (other than violations that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect), or any provision of any of the Borrower’s or the Restricted Subsidiaries’ respective charters, by-laws or membership agreements presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 5.03 hereto, each of which has been duly obtained) under, or require any payment to be made (other than (x) pursuant to the terms of the Related Documents or (y) in the case of Contractual Obligations that are satisfied and terminated in full on the Closing Date concurrently with the consummation of the Transaction) under (i) any Contractual Obligation to which the Borrower or any of the Restricted Subsidiaries is a party or their respective properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of the Restricted Subsidiaries or their respective properties are subject (in each case under Section 5.03(b)(i) and (ii), other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Borrower or any of the Restricted Subsidiaries.

5.04                           Financial Statements. The Borrower has, pursuant to Section 4.01(a)(xi), furnished to each Lender prior to the Closing Date:

(a)                                  the Audited Financial Statements;

(b)                                 the unaudited financial statements of the Business for any interim quarterly periods that have ended since the most recent of such Audited Financial Statements and at least 45 days prior to the Closing Date; and

(c)                                  the pro forma financial statements as to the Parent Guarantor and the Borrower and its Restricted Subsidiaries giving effect to the Transaction for the most recently completed fiscal year and for the period commencing with the end of such year and ending with the most recently completed quarter ended at least 45 days prior to the Closing Date.

 All financial statements referred to above in clauses (a) and (b), (i) are complete and correct in all material respects (subject, in the case of the unaudited financial statements referred to above, to year-end and audit adjustments), (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present the financial condition of the respective entity or groups of entities which is or are the subject of such financial statements (as stated above), on a combined basis, as at the respective dates of the balance sheets included in such financial statements and the results of operations of such entity or groups of entities for the respective periods ended on said dates.

The consolidated pro forma balance sheet and the related consolidated pro forma statements of income (each referred to above in clause (c)), certified by the chief financial officer or treasurer of the Borrower, fairly present the consolidated pro forma financial condition of the Parent Guarantor and the Borrower and its Restricted Subsidiaries as at such date and the consolidated pro forma results of operations of the Parent Guarantor and the Borrower and its Restricted Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

None of the Borrower and its Restricted Subsidiaries had on any of said dates any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments or operations which are substantial in amount, except as referred to or reflected or provided for in said financial statements of the Borrower and its consolidated Restricted Subsidiaries as at said respective dates or as disclosed to the Lenders in writing prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.  Except as disclosed to the Lenders in writing prior to the Closing Date, since December 30, 2007, there has been no change in the financial condition (from that shown by the respective balance sheets as at December 30, 2007 included in said financial statements) or the businesses or operations of the Borrower and the Restricted Subsidiaries taken as a whole on a pro forma combined basis except for changes that would not reasonably be expected to have a Materially Adverse Effect (after giving effect to the Indebtedness contemplated to be incurred on the Closing Date and the use of proceeds thereof).

5.05                           Litigation; Compliance with Laws.  There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Borrower or any Restricted Subsidiary threatened, against the Borrower or any Restricted Subsidiary or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Materially Adverse Effect. None of the Borrower nor any Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for minor defaults which, if continued unremedied, would not reasonably be expected to have a Materially Adverse Effect.

5.06                           Titles and Liens.  Except as set forth on Schedule 5.06, each of the Borrower and the Restricted Subsidiaries has good title to its properties and assets, free and clear of all Liens except those permitted by Section 7.01 hereof.

5.07                           Regulation U; Investment Company Act. (a)  None of the proceeds of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  If requested by any Lender, the Borrower will furnish to the Lenders statements in conformity with the requirements of Regulation U.

(b)                                 None of the Borrower, the Parent Guarantor, NMG Holdings, or any Restricted Subsidiary of the Borrower is registered or is required to be registered as an “investment company” under the Investment Company Act.

5.08                           Taxes. Each of the Borrower and the Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by the Borrower or any of the Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse Effect.

5.09                           Full Disclosure.  None of the financial statements referred to in Section 5.04 hereof, certificates or any other written statements (other than the Information Memorandum) delivered by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender contains, as at the Closing Date, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading. The Information Memorandum does not contain, as at the Closing Date, any untrue statement of a material fact nor does such Information Memorandum, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading.

5.10                           No Default.  None of the Borrower nor any Restricted Subsidiary thereof is in default in the payment or performance or observance of any Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or would reasonably be expected to have a Materially Adverse Effect.

5.11                           Approval of Regulatory Authorities.  Except as set forth on Schedule 5.03 hereto, no approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against the Borrower or any of the Restricted Subsidiaries of any Loan Document or Related Document to which it is a party or for the consummation of the Transaction, (b) the grant by the Borrower or any Restricted Subsidiary that is a Guarantor of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.  All approvals, consents, filings, registrations or other actions described in Schedule 5.03 have been duly obtained, taken, given or made and are in full force and effect (other than as set forth in Schedule 5.03).

5.12                           Binding Agreements. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of each of the Borrower and the Restricted Subsidiaries which is a party thereto, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

5.13                           Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured (which insurance may be maintained by CSC Holdings on behalf of the Borrower and its Restricted Subsidiaries) with reputable insurance companies not Affiliates of CSC Holdings or the Borrower (except for captive insurance companies), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent that any failure to do so would not reasonably be expected to have a Materially Adverse Effect.

5.14                           ERISA Compliance. The assets and liabilities of the Business that were contributed to or assumed by the Borrower pursuant to the Formation Agreement excluded the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) maintained by Tribune or Tribune’s ERISA Affiliates, except that (i) Tribune agreed to continue to provide benefits under certain of its welfare benefit plans and defined contribution plans to employees of the Business through the end of 2008 (or a period of 180 days from closing if longer) and the Borrower agreed to reimburse Tribune for the cost of such benefits, (ii) Borrower assumed accrued but unpaid vacation liabilities, (iii) Borrower agreed to accept a trust-to-trust transfer to one or more of its defined contribution plans and (iv) Borrower assumed the applicable collective bargaining agreements. As of the Closing Date, except that would not reasonably be expected to have a Materially Adverse Effect, neither the Borrower nor any ERISA Affiliate has, as a result of maintaining or terminating a Plan or Multiemployer Plan prior to the Closing Date, (i) incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan, (ii) incurred, or reasonably expects to incur, any liability under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (iii) engaged in a transaction during the past five years that could be subject to Section 4069 or 4212(c) of ERISA.

5.15                           Intellectual Property.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the registered trademarks, service marks, trade names, copyrights, and patents embodied in the Collateral that are material for the operation of their respective businesses, (collectively, “IP Rights”), and Schedule 5.15 sets forth a complete and accurate list of all such IP Rights.  To the knowledge of the Borrower, the IP Rights do not infringe upon any intellectual property rights held by any other Person.  Except as set forth on Schedule 5.15, there is not now pending nor, to the knowledge of the Borrower, since the date of the Formation Agreement, has there been threatened any action, suit, arbitration or proceeding to contest, oppose, cancel or otherwise challenge the validity, ownership, enforceability or use of any of the IP Rights that remains unresolved, which, either individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

5.16                           Solvency.  The Borrower and its Restricted Subsidiaries, taken as a whole after giving effect to the Transaction and the incurrence of Indebtedness related thereto, are Solvent.

5.17                           Casualty, Etc.  Neither the businesses nor the properties of any of the Borrower or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

5.18                           Collateral Documents  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the Borrower and the Restricted Subsidiaries that are Guarantors in the Collateral described therein. Except for filings completed prior to the Closing Date or as otherwise contemplated hereby or by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

5.19                           Environmental Compliance.  Except as set forth on Schedule 5.19 and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect:

(i)                                     (A) the business of the Borrower and the Restricted Subsidiaries is in compliance with all applicable Environmental Laws; and (B) the Real Property (as used in this Section 5.19, such term shall have the meaning specified in the Formation Agreement) is in compliance with all applicable Environmental Laws;

(ii)                                  (A) to the knowledge of the Borrower and the Restricted Subsidiaries, there are no underground storage tanks on any of the Real Property, and (B) no Hazardous Materials have been spilled or released in, on or under any of the Real Property in an amount that would trigger a reporting or remediation obligation under current Environmental Laws;

(iii)                               neither the Borrower nor any of the Restricted Subsidiaries have received any written notice, order, directive, claim or demand from any Governmental Authority with respect to any actual or potential liability under Environmental Laws on the part of the Borrower or any Restricted Subsidiary in connection with the business of the Borrower and the Restricted Subsidiaries that remains outstanding;

(iv)                              none of the Borrower or any of the Restricted Subsidiaries nor any of their respective predecessors is currently in any negotiations, agreements or undertakings with any Person relating to any cleanup of Hazardous Materials on the Real Property or otherwise relating to the business of the Borrower and the Restricted Subsidiaries;

(v)                                 no Hazardous Materials generated by the Borrower or any of the Restricted Subsidiaries in connection with the business of the Borrower and the Restricted Subsidiaries are the subject of a written claim or demand from any third party;

(vi)                              no actions or proceedings are pending or, to the knowledge of the Borrower, threatened, to revoke, modify or terminate any permit issued to the Borrower or any Restricted Subsidiary under Environmental Laws; and

(vii)                           with respect to the business of the Borrower and the Restricted Subsidiaries, neither the Borrower nor the Restricted Subsidiaries are the subject of any outstanding written notice, order or Contractual Obligation with any Governmental Authority or other Person relating to the business of the Borrower and the Restricted Subsidiaries regarding Environmental Laws.

5.20                           Other Credit Agreements.  Schedule 5.06 (Existing Liens) and Schedule 7.02 (Existing Indebtedness) contain complete and correct lists, as at December 31, 2007, of all credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees and other instruments presently in effect (including Capitalized Lease Obligations) providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrower and the Restricted Subsidiaries in a principal or face amount equal to $1,000,000 or more and such lists correctly set forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness outstanding or to be outstanding thereunder, the rate of interest or rentals, a description of any security given or to be given therefor, and the maturity or maturities or expiration date or dates thereof.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each Restricted Subsidiary to:

6.01                           Financial Statements; Certificates and Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  (i) For the fiscal quarter of the Borrower ending June 30, 2008, as soon as available and in any event within 120 days after the end of each of such fiscal quarter, (ii) for the fiscal quarter of the Borrower ending September 30, 2008, as soon as available and in any event within 75 days after the end of each of such fiscal quarter, and (iii) beginning with the fiscal quarter of the Borrower ending March 31, 2009, as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower: (A) consolidated statements of operations of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, for such quarter and for the period from the beginning of such fiscal year to the end of such quarter and (B) the related consolidated balance sheets and consolidated cash flow statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, as at the end of such quarter (which financial statements (other than statements of cash flows), beginning with the fiscal quarter of the Borrower ending December 31, 2009, shall set forth in comparative form the corresponding figures as at the end of and for the corresponding quarter in the preceding fiscal year) all in reasonable detail and accompanied by (x) a certificate in the form of Exhibit D-1 hereto of a senior financial executive of the Parent Guarantor, certifying such financial statements as fairly presenting the financial condition and results of operations of the respective entities covered thereby in accordance with GAAP, excluding accompanying footnotes to the consolidated financial statements and subject, however, to year-end and audit adjustments, which certificate shall include a statement that the senior financial executive signing the same has no knowledge, except as specifically stated, that any Event of Default has occurred and is continuing and (y) management’s discussion and analysis of results of operations for the period covered thereby; provided, that for the fiscal quarters ended June 30, 2008 and September 30, 2008, the references to “the Borrower” in this clause (a) shall be deemed to be references to the Business.

(b)                                 As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower:  (A) consolidated audited statements of operations of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, for such fiscal year and (B) the related consolidated balance sheets and cash flow statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, taken together, as at the end of such fiscal year (which financial statements (other than cash flow statements) shall, beginning with the fiscal quarter of the Borrower ending December 31, 2009, set forth in comparative form the corresponding figures as at the end of and for the preceding fiscal year), all in reasonable detail and prepared in accordance with GAAP and accompanied by (x) an opinion of a Registered Public Accounting Firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Required Lenders as to said consolidated financial statements of the Parent Guarantor, the Borrower and the Restricted Subsidiaries and a certificate of such accountants stating that, in making the examination necessary for said opinion, they obtained no knowledge, except as specifically stated, of any failure by the Parent Guarantor, the Borrower or any Restricted Subsidiaries to perform or observe any of its covenants relating to financial matters in this Agreement, (y) a certificate in the form of Exhibit D-2 hereto of a senior financial executive of the Borrower stating that such financial statements are correct and complete and fairly present the financial condition and results of operations of the respective entities covered thereby as at the end of and for such fiscal year and that the executive signing the same has no knowledge, except as specifically stated, that any Event of Default has occurred and is continuing and (z) management’s discussion and analysis of results of operations for the period covered thereby.

(c)                                  Promptly after their becoming available, copies of financial statements and reports which CSC Holdings shall have sent to the holders of notes under the CSC Holdings Indenture or which the Parent Guarantor shall have received as a holder of the Cablevision Notes, and to the calculation of financial ratios thereunder and copies of all regular and periodic reports, if any, which the Borrower or any Restricted Subsidiary shall have filed with the SEC, or any governmental agency substituted therefor, or with any national securities exchange.

(d)                                 Beginning with the fiscal quarter of the Borrower ending December 31, 2008, concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a Compliance Certificate from the Borrower, duly completed signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

(e)                                  As soon as practicable and in any event within ten days after any senior executive of the Borrower or any Restricted Subsidiary or of any general partner of any Restricted Subsidiary shall have obtained knowledge of the occurrence of a Default, a statement describing such Default and the action which is proposed to be taken with respect thereto.

(f)                                    From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower or any of the Restricted Subsidiaries or any of their respective Affiliates or other affiliates as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

(g)                                 Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a list of any new, or redesignation with respect to, Restricted Subsidiaries and Unrestricted Subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, CSC Holdings or Cablevision posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent, each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 6.01(d) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials not otherwise publicly filed with the SEC that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02                           Taxes and Claims.  Each of the Borrower and the Restricted Subsidiaries will pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it and all other lawful claims which, if unpaid, could be reasonably expected to become a Lien (other than Liens permitted pursuant to Section 7.01) upon the property of the Borrower or any of the Restricted Subsidiaries, provided that none of the Borrower or the Restricted Subsidiaries shall be required to pay any such Tax, fee or other claim as to which the Borrower or the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

6.03                           Insurance. Each of the Borrower and the Restricted Subsidiaries (or CSC Holdings on behalf of the Borrower and the Restricted Subsidiaries) will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.  The Borrower will furnish to any Lender, upon the request of such Lender from time to time, full information as to the insurance maintained in accordance with this Section 6.03.

6.04                           Maintenance of Existence; Conduct of Business.  Each of the Borrower and the Restricted Subsidiaries will preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and all of its rights, privileges, licenses and franchises, except (i) where a failure to do so, individually or in the aggregate, would not be reasonably expected to have a Materially Adverse Effect or (ii) pursuant to a Permitted Restricted Subsidiary Transaction.

6.05                           Maintenance of and Access to Properties. Each of the Borrower and the Restricted Subsidiaries will maintain, preserve and protect its properties and assets necessary in its business in good working order and condition, ordinary wear and tear excepted and except where a failure to do so, individually or in the aggregate, would not be reasonably expected to have a Materially Adverse Effect, and will permit representatives of the respective Lenders to visit and inspect such properties, and to examine and make extracts from its books and records, during normal business hours.

6.06                           Compliance with Laws.  Each of the Borrower and the Restricted Subsidiaries will comply with the requirements of all applicable Laws (including but not limited to Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority, a breach of which Laws, orders, writs, injunctions or decrees would be reasonably expected to have, individually or in the aggregate, a Materially Adverse Effect, except where contested in good faith and by proper proceedings if it maintains adequate reserves in accordance with GAAP with respect thereto.

6.07                           Litigation. Each of the Borrower and the Restricted Subsidiaries will promptly give to the Administrative Agent notice in writing (and the Administrative Agent will notify each Lender) of all actions, suits, proceedings, claims or disputes before any courts, arbitrators or Governmental Authority against it or, to its knowledge, otherwise affecting it or any of its respective properties or assets, except actions, suits, proceedings, claims or disputes which would not be reasonably expected to, individually or in the aggregate, have a Materially Adverse Effect.  Following the initial notice of each such action, suit, proceeding, claim or dispute, supplementary notices of all material developments in respect thereof shall be given from time to time in like manner.  The parties hereby acknowledge that the prompt notice required by this Section 6.07 shall be satisfied by public reporting of such actions, suits, proceedings, claims or disputes by the Borrower, CSC Holdings or Cablevision with the SEC in a filing made pursuant to Securities Laws.

6.08                           Subsidiaries. The Borrower may, at any time, designate any Subsidiary that is acquired or created after the Closing Date as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a newly formed or acquired Subsidiary as an Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of CSC Holdings, NMG Holdings, the Parent Guarantor, the Borrower or any other Restricted Subsidiary of the Borrower that is not a subsidiary of the Subsidiary to be so designated, and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 7.03(h) with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 7.03(h); provided that at the time of the initial Investment, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the Consolidated Interest Coverage Ratio shall be better than or equal to such level as would be required to provide that no Event of Default would exist under Section 7.10 through the date that is one year from the date of the respective Subsidiary Redesignation, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Subsidiary subject to a Subsidiary Redesignation or any Subsidiary formed or acquired as a Restricted Subsidiary may not thereafter be designated as an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein, as of the Closing Date, all subsidiaries of the Borrower shall be deemed to be Restricted Subsidiaries.

6.09                           Books and Records.  (a) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) except to the extent failure to do so would not reasonably be expected to have a Materially Adverse Effect, maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                           Use of Proceeds.  Use the proceeds of the Loans (i) to finance the Transaction, including the Distribution, (ii) for general corporate purposes not in contravention of any Law or of any Loan Document, (iii) to fund the Working Capital Adjustment in an amount up to $10,000,000; provided that, to the extent the full $10,000,000 is not used to fund such Working Capital Adjustment, any difference between the amount so utilized and the $10,000,000 limit may be used for any purpose including Restricted Payments pursuant to Section 7.06, and (iv) to pay fees and expenses incurred in connection with the Transaction.

6.11                           Covenant to Guarantee Obligations and Give Security.  Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (other than an Unrestricted Subsidiary, any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party or (y) the acquisition of any property by any Loan Party if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(a)                                  within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents,

(b)                                 within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary or such newly-acquired property, in detail reasonably satisfactory to the Administrative Agent,

(c)                                  within 45 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Supplemental Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (or in substantially the form attached to the Security Agreement, if applicable) (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)),

(d)                                 within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such formation or acquisition, cause such Subsidiary (if it has not already done so) to take any actions required under the Security Agreement (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties subject to the Supplemental Collateral Documents delivered pursuant to this Section 6.11, and

(e)                                  as promptly as practicable after such formation or acquisition in the case of any Material Real Property, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent the items specified on Exhibit D to the Security Agreement.

6.12                           Further Assurances and Post-Closing Covenant.  (A) Promptly upon written request of the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) comply with the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any of the Collateral covered by any of the Collateral Documents to the Liens in favor of the Administrative Agent for the benefit of the Lenders, and (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens created thereunder. (B)(i) Within 90 days after the Closing Date (unless extended by up to an additional 30 days by the Administrative Agent in its sole discretion), the Borrower and the Parent Guarantor shall have duly completed the publication requirements pursuant to Article 8 of the New York Limited Liability Company Law and shall have delivered to the Administrative Agent such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and the Parent Guarantor has completed such publication requirements and otherwise is qualified to engage in business in the State of New York, and (ii) within 90 days after the Closing Date (unless extended by up to an additional 30 days by the Administrative Agent in its sole discretion), the Administrative Agent shall receive any Deposit Account Control Agreement and Securities Account Control Agreement with respect to Account Collateral and Security Collateral maintained by the Borrower or the Parent Guarantor as of the Closing Date, in each case as required by the Security Agreement, duly executed by the appropriate parties and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01                           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens securing indebtedness permitted under Section 7.02(h) and Liens existing on the Closing Date and listed on Schedule 5.06 and any renewals or extensions thereof, provided that (i) the property (or, so long as the value of the subject property is not materially increased, type of property) covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by clause (e) of Section 7.02, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (e) of Section 7.02;

(c)                                  Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

(d)                                 Liens imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), public or statutory obligations, surety and appeal bonds, contested taxes or import duties, or for the payment of rent, and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 easements, rights-of-way, restrictions, survey exceptions, reservations, rights of others for rights of way, sewers, electric lines, telegraph and telephone lines, zoning and other restrictions and other similar encumbrances affecting real property or liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of its properties (i) incurred in the ordinary course of business, (ii) not incurred in connection with Indebtedness or other extension of credit, and (iii) which, in the aggregate, do not materially detract from the value of the property subject thereto or materially impair its use in the operation of the business of the applicable Person;

(h)                                 Liens securing judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(g);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(g); to the extent such liens attach only to the property acquired with or subject to such Indebtedness;

(j)                                     shared Liens on Collateral having a priority equal to or less than the priority granted under the Loan Documents or securing Indebtedness incurred under a revolving credit facility; provided that the Administrative Agent shall be a party to an intercreditor agreement pertaining to collateral sharing issues containing terms equivalent to those in effect in the then current market, as reasonably determined by the Administrative Agent) (collectively, “Permitted Senior Indebtedness”);

(k)                                  Liens existing on property or assets prior to the acquisition thereof and not incurred in contemplation of the acquisition, by the Borrower or any Restricted Subsidiary pursuant to Investments permitted under the provisions of Section 7.03 if such Lien does not extend to any other assets or property of the Borrower or any Restricted Subsidiary;

(l)                                     Liens on cash, Cash Equivalents, and other funds or securities on deposit or maintained with a depository institution, broker-dealer, securities or commodities broker or other financial intermediary, in each case arising in the ordinary course of business by operation of applicable Law;

(m)                               Liens consisting of purchase money security interests, reclamation rights and similar statutory rights arising by operation of applicable Law in favor of the seller of goods to the Borrower or any Restricted Subsidiary so long as such Liens secure only the purchase price of and apply only to the goods or other property sold;

(n)                                 Liens on property securing Indebtedness permitted under Section 7.02(c);

(o)                                 Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that such Liens do not extend to a material portion of the Collateral;

(p)                                 licenses of Intellectual Property Collateral (as defined in the Security Agreement) in the ordinary course of business, sublicenses of licenses for Patents, Trademarks, Trade Secrets and Copyrights (each as defined in the Security Agreement) in the ordinary course of business and any restrictions on assignability and transferability and/or on use of Patents, Trademarks, Trade Secrets and Copyrights contained in any licenses therefor in the ordinary course of business; and

(q)                                 Liens (i) created in the ordinary course of business and customary in the relevant industry or (ii) not otherwise permitted by this Section 7.01, so long as the aggregate outstanding principal amount of the obligations secured by (i) and (ii) above does not exceed (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time outstanding.

7.02                           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Permitted Subordinated Indebtedness for borrowed money, not having amortization nor maturing prior to 91 days after the Maturity Date, and in a principal amount aggregating at any one time not more than $100,000,000 to be used for Investments permitted under Section 7.03(g);

(b)                                 Permitted Senior Indebtedness in an aggregate amount not to exceed $50,000,000 at any time;

(c)                                  Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) if owed to a Restricted Subsidiary that is not a Guarantor, be on the same subordination terms as those contained in the Subsidiary Guaranty and (iii) if owed to the Borrower or a Restricted Subsidiary, be otherwise permitted under the provisions of Section 7.03;

(d)                                 Indebtedness under the Loan Documents;

(e)                                  Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 in an aggregate amount not to exceed $2,500,000 at any time outstanding, and any refinancings, refundings, renewals or extensions thereof; provided that the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(f)                                    Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Restricted Subsidiary;

(g)                                 Indebtedness in respect of Capitalized Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(h)                                 Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date, which Indebtedness, in the case of a Restricted Subsidiary, is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower), and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Subsidiaries that are obligors thereunder, or to the Lenders, than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(i)                                     Indebtedness under or reimbursement obligations in respect of letters of credit and bankers acceptances issued for performance, surety, appeal or indemnity bonds or in respect of workers compensation or other statutory obligations incurred in the ordinary course of business;

(j)                                     Indebtedness arising from  netting services, overdraft protection, cash management services, AHC services, endorsements or instruments and other items for deposit in the ordinary course of business;

(k)                                  Indebtedness permitted under the provisions of Section 7.03;

(l)                                     trade payables and other liabilities (including claims for labor, materials and supplies) accrued or incurred in the ordinary course of business other than through the borrowing of money;

(m)                               accruals, claims or amounts not yet delinquent under employment or consulting agreements, for wages, health, vacation and other benefits, or in respect of benefit plans or programs, including accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental, health and other plans providing benefits to employees;

(n)                                 judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(g);

(o)                                 amounts due on delinquent accounts payable which are being contested in good faith if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(p)                                 Indebtedness incurred as consideration for any acquisition permitted hereunder and consisting solely of a deferred or contingent obligation to deliver Equity Interests in the Parent Guarantor or any direct or indirect parent of the Parent Guarantor or any Guarantee by the Borrower of any obligation to the extent such obligation can be satisfied (at the option of the Borrower) by the delivery of Equity Interests in the Parent Guarantor or any direct or indirect parent of the Parent Guarantor;

(q)                                 obligations under or in respect of interest rate Swap Contracts entered into by such Person in the ordinary course of business not for speculative purposes; and

(r)                                    obligations under contracts providing for the acquisition of or provision of goods or services (including leases or licenses of property) incurred in the ordinary course of business for which the Borrower or any of its Restricted Subsidiaries may be jointly and severally liable with other Subsidiaries of the Borrower as to which costs are allocated (as among the Borrower and its Subsidiaries) based on cost, usage or other reasonable method of allocation; provided that the undertaking of such liabilities are not intended as a guaranty or other credit support of such obligations.

7.03                           Investments.  Make or hold any Investments, except:

(a)                                  Investments by the Borrower and its Subsidiaries in the form of Cash Equivalents or short term marketable securities.

(b)                                 advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, and (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02;

(f)                                    Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08;

(g)                                 the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be a Restricted Subsidiary wholly-owned directly by the Borrower or one or more of its wholly-owned Restricted Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

                                                (i)                                     any such newly-created or acquired Subsidiary shall be a Restricted Subsidiary and shall comply with the requirements of Section 6.11;

                                                (ii)                                  the lines of business of the Person to be (or the property which is to be) so purchased or otherwise acquired shall be substantially the same lines of business or reasonable extensions thereof as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

                                                (iii)                               such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

                                                (iv)                              (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

                                                (v)                                 the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h)                                 Investments by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $40,000,000 at any time outstanding; provided that, with respect to each Investment made pursuant to this Section 7.03(h):

                                                (i)                                     any determination of the amount of such Investment shall include all cash consideration plus assumptions of debt, liabilities and other obligations in connection therewith) paid or assumed by the Borrower and its Restricted Subsidiaries in connection with such Investment; and

                                                (ii)                                  (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(i)                                     Investments made out of the Available Amount less any amount of Restricted Payments made pursuant to Section 7.06(e), so long as (A) immediately before and after giving effect to any such Investment, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect to such Investment, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby, and (C) the Borrower shall have $25,000,000 of unrestricted cash available.

7.04                           Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)                                  any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)                                 any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)                                  any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (upon voluntary liquidation or otherwise) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)                                 the Borrower and its Subsidiaries may consummate the Transaction;

(e)                                  in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of a merger to which a wholly owned Subsidiary of the Borrower is a party, the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and (ii) in the case of any merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person; and

(f)                                    any of the Borrower’s Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person.

7.05                           Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) such property is no longer used or useful in the ordinary course of business;

(b)                                 Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Restricted Subsidiary, the transferee thereof must either be the Borrower or a Restricted Subsidiary; provided, further that if the transferor is a Guarantor, the transferee must be either the Borrower or a Guarantor;

(c)                                  Dispositions permitted by Section 7.04;

(d)                                 Dispositions not otherwise permitted under clauses (a), (b) or (c) above, provided that (i) no Event of Default has occurred or would result therefrom, and (ii) the purchase price of the asset being Disposed of is payable in not less than 75% cash; provided, however, that any Disposition pursuant to Section 7.05(d) shall be for the fair market value of such asset;

(e)                                  Dispositions of property, whether now owned or hereafter acquired, that is obsolete, worn out, damaged, surplus or otherwise no longer used or useful in the ordinary course of business;

(f)                                    Dispositions of Cash Equivalents, inventory or other current assets in the ordinary course of business;

(g)                                 sales or other Dispositions without recourse and in the ordinary course of business of overdue or disputed accounts receivable in connection with the compromise or collection thereof;

(h)                                 the licensing or sublicensing of intellectual property rights and other transfers of copyrighted material in the ordinary course of business; and

(i)                                     the settlement of tort or other litigation claims, provided that if any such settled claim shall have a value or potential claim in excess of $5,000,000, the board of directors or similar governing entity of the Borrower determines it to be fair and reasonable in light of the circumstances;

and provided, further, that no Disposition will be permitted of any of the following assets: (A) Newsday or its related website www.newsday.com, and (B) the Cablevision Notes except to the extent permitted under Section 7.18.

7.06                           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                  the Borrower may pay management fees or enter into or permit to exist any agreement or arrangement for the payment of management fees, so long as such fees are expressly subordinated to the Term Facility and so long as such management fees  do not, in the aggregate, exceed $15,000,000 in any calendar year;

(b)                                 the Borrower may pay guarantee fees pursuant to guarantees permitted under Section 7.02(f), or enter into or permit to exist any agreement or arrangement for the payment of guarantee fees, so long as such fees are expressly subordinated to the Term Facility and so long as such guarantee fees do not, in the aggregate, exceed $1,000,000 at any time;

(c)                                  the Borrower may make Restricted Payments to allow Newsday Holdings LLC to pay taxes in an aggregate amount not to exceed the amount the Borrower would be obligated to pay if such Borrower were not a pass-through entity and were a taxpayer entity;

(d)                                 the Borrower may make the Distribution;

(e)                                  so long as immediately after giving pro forma effect to such Restricted Payment, (A) the Borrower shall be in pro forma compliance with the covenant set forth in Section 7.10 such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been consummated as of the first day of the fiscal period covered thereby, and (B) the Borrower shall have $25,000,000 of unrestricted cash available, the Borrower may make Restricted Payments from the Available Amount, less any Investments made pursuant to Section 7.03(i); and

(f)                                    the Borrower may make Restricted Payments in an amount not to exceed $10,000,000 less any payments made pursuant to the Working Capital Adjustment.

7.07                           Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto, other than reasonable extensions thereof.

7.08                           Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Borrower that is not CSC Holdings or a CSC Holdings Restricted Subsidiary, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the board of directors (or the persons duly authorized to perform similar functions) of the Borrower or such Restricted Subsidiary shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this Section 7.08 shall not apply to any Restricted Payment permitted by Section 7.06.

7.09                           Payment Restrictions Affecting Subsidiaries.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                           Interest Coverage Ratio. Maintain a Consolidated Interest Coverage Ratio of not less than 1.1:1.0 for any Measurement Period.

7.11                           Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of the conduct of its business as permitted by Section 7.07, which shall include, for the avoidance of doubt, the purchase of printing presses.

7.12                           Reserved.

7.13                           Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.14                           Prepayments, Etc. of Indebtedness.  (a) Satisfy any Indebtedness under Section 7.02(p), other than with the Equity Interests in the Parent Guarantor, or (b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Loans in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such

Indebtedness in compliance with Section 7.02(e).

7.15                           Amendment, Etc. of Organization Documents and Related Documents and Indebtedness.  (a) Make any amendment to its Organizational Documents that would be material and adverse to the Lenders; (b) cancel or terminate, consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of, or give any consent, waiver or approval under, any provision of the Related Documents if the effect of such cancellation, termination, amendment, modification, change, consent or waiver would change any right afforded to any of the Secured Parties under the Related Documents or be reasonably likely to have a Materially Adverse Effect, or (c) amend, modify or change in any manner any term or condition of any subordinated Indebtedness of the Borrower or any Restricted Subsidiary if such amendment, modification or change affects the subordination provisions thereof or makes the terms and conditions of such subordinated Indebtedness, taken as a whole, more restrictive to the Borrower or such Restricted Subsidiary (or any other Loan Party that is an obligor in respect of such subordinated Indebtedness).

7.16                           Speculative Transactions.  Engage, or permit any of its Restricted Subsidiaries to enter into any commodity options or futures contracts (other than for hedges in connection with the business of the Borrower or the Restricted Subsidiaries) or any similar speculative transactions.

7.17                           Subsidiaries. Designate any Subsidiaries in existence on the Closing Date as Unrestricted Subsidiaries.

7.18                           Cablevision Notes. Directly or indirectly, structurally or contractually subordinate the Cablevision Notes (or any refinancing of the Cablevision Notes) or consent to any changes related to the interest rate, principal, maturity or covenants of the Cablevision Notes (or any refinancing of the Cablevision Notes) except, to the extent that any proceeds are received by the Parent Guarantor upon repayment of all or part of the Cablevision Notes and:

(a)                                  such proceeds are invested in senior notes of Cablevision, senior notes of CSC Holdings or senior notes of Rainbow (provided that in the case of the Rainbow notes, their rating shall be equal to or better than the rating of the Cablevision Notes at such time) having (i) a fair market value (together with any remaining Cablevision Notes) not less than the principal amount then outstanding under the Term Facility, (ii) a cash coupon of not less than 7% per annum, and (iii) other terms and conditions at least as favorable to the holders of such notes as the Cablevision Notes;

(b)                                 such proceeds are invested in cash and Cash Equivalents of the type referred to in clause (a) of the definition of “Cash Equivalents”; and

(c)                                  to the extent of the Excess Amount, such proceeds are used for any other purpose not prohibited by this Agreement.

ARTICLE VIII

CSC HOLDINGS

8.01                           CSC Holdings Representations and Warranties. CSC Holdings represents and warrants as of the Closing Date to the Administrative Agent and the Lenders that:

(a)                                  Existence, Qualification and Power. Each of CSC Holdings and the CSC Restricted Subsidiaries are a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect, and each of CSC Holdings and the CSC Restricted Subsidiaries has full power, authority and legal right to perform its obligations under this Agreement and the other Loan Documents to which it is a party

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by each of CSC Holdings and the CSC Restricted Subsidiaries, of each Loan Document and Related Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action and do not and will not:  (a) subject to the consummation of the action described in Section 5.11 hereof, violate any Law currently in effect (other than violations that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect), or any provision of any of CSC Holdings’ or the CSC Restricted Subsidiaries’ respective charters, by-laws or membership agreements presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent (except for the consents described on Schedule 5.03 hereto, each of which has been duly obtained) under, or require any payment to be made under (i) any Contractual Obligation to which CSC Holdings or any of the CSC Restricted Subsidiaries is a party or its properties may be bound or affected or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which CSC Holdings or any of the CSC Restricted Subsidiaries or their respective properties are subject, (in each case, other than any conflict, breach, default or required consent that, singly or in the aggregate, have not had and would not reasonably be expected to have a Materially Adverse CSC Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by CSC Holdings or any of the CSC Restricted Subsidiaries.

(c)                                  Financial Condition.   CSC Holdings has furnished to each Lender:

                                                (i)           The consolidated balance sheet of CSC Holdings and its consolidated Subsidiaries as at December 31, 2007, and the related consolidated statements of operations and stockholders’ deficiency for the fiscal year ended on said date, as included in CSC Holdings’ Form 10-K dated December 31, 2007, said financial statements having been certified by an independent Registered Public Accounting Firm of nationally recognized standing; and

                                                (ii)           The unaudited consolidated balance sheets of CSC Holdings and its consolidated Subsidiaries as at March 31, 2008, and the related consolidated statements of operations for the quarter then ended as included in CSC Holdings’ Form 10-Q dated March 31, 2008.

(d)                                 Litigation; Compliance with Laws. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of CSC Holdings or any of the CSC Restricted Subsidiaries threatened, against CSC Holdings or any of the CSC Restricted Subsidiaries or any of their respective properties or assets, before any court or arbitrator or by or before any Governmental Authority that, singly or in the aggregate, would reasonably be expected to have a Materially Adverse CSC Effect.  Neither CSC Holdings nor any CSC Restricted Subsidiary is in default under or in violation of or with respect to any Laws or any writ, injunction or decree of any court, arbitrator or Governmental Authority except for minor defaults which, if continued unremedied, would not reasonably be expected to have a Materially Adverse CSC Effect.

(e)                                  Investment Company Act. None of CSC Holdings, any Person Controlling CSC Holdings, or any Subsidiary of CSC Holdings Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act.

(f)                                    Taxes.   Each of CSC Holdings and the CSC Restricted Subsidiaries has filed all Federal, state and other material tax returns which are required to be filed under any law applicable thereto except such returns as to which the failure to file, singly or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse CSC Effect, and has paid, or made provision for the payment of, all Taxes shown to be due pursuant to said returns or pursuant to any assessment received by CSC Holdings or any of the CSC Restricted Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or as to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Materially Adverse CSC Effect.

(g)                                 Full Disclosure.  None of the financial statements referred to in Section 8.01(c), certificates or any other written statements (other than the Information Memoranda) delivered by or on behalf of CSC Holdings or any of the CSC Restricted Subsidiaries to the Administrative Agent or any Lender contains, as at the Closing Date, any untrue statement of a material fact nor do such financial statements, certificates and such other written statements, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading.  The Information Memoranda do not contain, as at the Closing Date, any untrue statement of a material fact nor do such Information Memoranda, taken as a whole, omit to state a material fact necessary to make the statements contained therein in light of the known conditions under which they were made not misleading.

(h)                                 No Default.  None of CSC Holdings and the CSC Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation, which default, either alone or in conjunction with all other such defaults, has had or would reasonably be expected to have a Materially Adverse CSC Effect.

(i)                                     Approval of Regulatory Authorities.   No approval or consent of, or filing or registration with, any Governmental Authority is required in connection with (a) the execution, delivery and performance by, or enforcement against, CSC Holdings of any Loan Document or Related Document to which it is a party, or (b) the exercise by the Administrative Agent of its rights under the Loan Documents in respect of the Guaranty made by CSC Holdings under Article XI.

(j)                                     Binding Agreements. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, the legal, valid and binding obligations of CSC Holdings and the CSC Restricted Subsidiaries, enforceable in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

8.02                           CSC Holdings Covenants. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

(a)                                  Financial Statements; Certificates and Other Information.  CSC Holdings shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(i)                                     Within 30 days after CSC Holdings is required to file the same with the SEC, copies of the annual reports and quarterly reports and of the information, documents and other reports which CSC Holdings may be required to file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

(ii)                                  If CSC Holdings is not required to file with the SEC such reports and other information referred to in clause (i) above, CSC Holdings shall furnish to each Lender and file with the Administrative Agent (i) within 140 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 6, 7, 8 and 9 of Form 10-K promulgated under the Securities Exchange Act of 1934, as amended, or substantially the same information required to be contained in comparable items of any successor form, and (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Securities Exchange Act of 1934, as amended, or substantially the same information required to be contained in any successor form.

(iii)                               At any time when CSC Holdings is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the request of Lender or the Administrative Agent, CSC Holdings shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (or any successor provision thereto), to such Lender and the Administrative Agent.

                                                Documents required to be delivered pursuant to Section 8.02(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on CSC Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) CSC Holdings shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests CSC Holdings to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) CSC Holdings shall notify the Administrative Agent, each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by CSC Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)                                 CSC Holdings Corporate Existence. Subject to Section 8.02(j), CSC Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each CSC Holdings Restricted Subsidiary and the corporate rights (charter and statutory), corporate licenses of CSC Holdings and the CSC Holdings Restricted

Subsidiaries, except where a failure to do so, singly or in the aggregate, is not likely to have a Materially Adverse CSC Effect; provided that CSC Holdings shall not be required to preserve any such existence (except of CSC Holdings), right, license or franchise if the board of directors of CSC Holdings or the board of directors of the CSC Holdings Restricted Subsidiary concerned shall determine that the preservation thereof is no longer desirable in the conduct of the business of CSC Holdings or such CSC Holdings Restricted Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(c)                                  CSC Holdings Payment of Taxes and Other Claims. CSC Holdings shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any CSC Holdings Subsidiary or upon the income, profits or property of CSC Holdings or any of CSC Holdings’ Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a CSC Holdings Lien upon the property of CSC Holdings or any CSC Holdings Restricted Subsidiary; provided, however, that CSC Holdings shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

(d)                                 CSC Holdings Maintenance of Properties. CSC Holdings shall cause all material properties owned by or leased to it or any CSC Holdings Restricted Subsidiary and necessary in the conduct of its business or the business of such CSC Holdings Restricted Subsidiary to be maintained and kept in normal condition, repair and working order, ordinary wear and tear excepted; provided that nothing in this Section 8.02(d) shall prevent CSC Holdings or any CSC Holdings Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the board of directors of CSC Holdings or the board of directors of the CSC Holdings Restricted Subsidiary concerned, or of any officer (or other agent employed by CSC Holdings or any CSC Holdings Restricted Subsidiary) of CSC Holdings or such CSC Holdings Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of CSC Holdings or any CSC Holdings Restricted Subsidiary and if such discontinuance or disposal is not adverse in any material respect to the Lenders.

CSC Holdings shall provide or cause to be provided for itself and any CSC Holdings Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties in the same general areas in which CSC Holdings or such CSC Holdings Restricted Subsidiaries operate.

(e)                                  CSC Holdings’ Indebtedness.  CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiaries to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any CSC Holdings Indebtedness (other than CSC Holdings Indebtedness between or among any of CSC Holdings and the CSC Holdings Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

(f)                                    CSC Holdings’ Liens.  CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, or suffer to exist any CSC Holdings Lien of any kind, except for CSC Holdings Permitted Liens, on or with respect to any of its property or assets, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any CSC Holdings Lien securing CSC Holdings Indebtedness that is subordinated in right of payment to the Guaranty pursuant to Section 11.01, the Guaranty pursuant to Section 11.01 is secured by a CSC Holdings Lien on such property, assets or proceeds that is senior in priority to such CSC Holdings Lien and (y) in the case of any other CSC Holdings Lien, the Guaranty pursuant to Section 11.01 is equally and ratably secured.

(g)                                 CSC Holdings’ Restricted Payments.  Except as otherwise provided in this Section 8.02(g), CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to make any CSC Holdings Restricted Payment if (a) at the time of such proposed CSC Holdings Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such CSC Holdings Restricted Payment or (b) immediately after giving effect to such CSC Holdings Restricted Payment, the aggregate of all CSC Holdings Restricted Payments shall exceed the sum of $2.7 billion plus an amount equal to the difference between the (i) Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this Section 8.02(g), the amount of any CSC Holdings Restricted Payment, if other than cash, shall be based upon fair market value as determined by the board of directors of CSC Holdings, whose good faith determination shall be conclusive.

The foregoing provisions of this Section 8.02(g) shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the foregoing provisions of this Section 8.02(g); and (ii) retirement, redemption, purchase, defeasance or other acquisition of any share of the capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the capital stock of CSC Holdings or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of CSC Holdings Restricted Payments in accordance with clause (b) of the first paragraph of this Section 8.02(g), all amounts expended pursuant to clause (i) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating CSC Holdings Restricted Payments.

For the purposes of this Section 8.02(g), the net proceeds from the issuance of shares of capital stock of CSC Holdings upon conversion of CSC Holdings Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such CSC Holdings Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by CSC Holdings upon such conversion thereof, less any cash payment on account of fractional share (such consideration, if in property other than cash, to be determined by the board of directors of CSC Holdings, whose good faith determination shall be conclusive and evidenced by a board resolution). If CSC Holdings makes a CSC Holdings Restricted Payment which, at the time of the making of such CSC Holdings Restricted Payment, would in the good faith determination of CSC Holdings be permitted under the requirements of this Section 8.02(g), such CSC Holdings Restricted Payment shall be deemed to have been made in compliance with this Section 8.02(g) notwithstanding any subsequent adjustments made in good faith to CSC Holdings’ financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

(h)                                 CSC Holdings’ Investments.  CSC Holdings shall not, and shall not permit any CSC Holdings Restricted Subsidiary to, directly or indirectly, (a) make any CSC Holdings Investment or (b) allow any CSC Holdings Restricted Subsidiary to become a CSC Holdings Unrestricted Subsidiary, in each case, unless (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment and (ii) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

The foregoing provisions of this Section 8.02(h) shall not prohibit (a) any renewal or reclassification of any CSC Holdings Investment existing on the Closing Date or (b) trade credit extended on usual and customary terms in the ordinary course of business.

(i)                                     CSC Holdings’ Transactions with Affiliates.  CSC Holdings shall not, and shall not permit any CSC Holdings Subsidiaries to sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of CSC Holdings that is not a CSC Holdings Subsidiary, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of CSC Holdings shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to CSC Holdings or such CSC Holdings Subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this Section 8.02(i) shall not apply to any CSC Holdings Restricted Payment permitted by Section 8.02(g).

(j)                                     CSC Holdings May Consolidate, Etc., Only on Certain Terms.  (A)  CSC Holdings shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its assets to, any Person, unless:

                                                                                                (i)                                     the Person formed by or surviving any such consolidation or merger (if other than CSC Holdings), or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall assume by joinder hereto all the obligations of CSC Holdings under the Guaranty hereunder;

                                                                                                (ii)                                  immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

                                                                                                (iii)                               immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made (the “successor”), shall have a Cash Flow Ratio not in excess of 9 to 1; and

                                                                                                (iv)                              CSC Holdings has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, stating, as applicable to an officer’s certificate or opinion as the case may be, that such consolidation, merger or transfer complies with this Section 8.02(j) and that all conditions precedent herein provided for relating to such transaction have been complied with.

Cash Flow Ratio for the purposes of this Section 8.02(j) shall be computed as if any such          successor were CSC Holdings.

(B)                                Upon any consolidation or merger, or any sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets, of CSC Holdings in accordance with Section 8.02(j), the successor Person formed by such consolidation or into which CSC Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, CSC Holdings under this Agreement with the same effect as if such successor Person had been named as CSC Holdings herein. When a successor assumes all the obligations of its predecessor under this Agreement, the predecessor shall be released from those obligations.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01                           Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Representations and Warranties. Any representation or warranty in this Agreement or any other Loan Document or in any certificate, statement or other document furnished to the Lenders or the Administrative Agent pursuant hereto (including, without limitation, any amendment thereto), or any certification made or deemed to have been made by the Borrower or any Restricted Subsidiary, the Parent Guarantor, NMG Holdings or, with respect to Article VIII of this Agreement, CSC Holdings, to any Lender or the Administrative Agent hereunder, shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made; provided that any representation made pursuant to Section 4.01(g) in respect of the absence of any Default shall not constitute an Event of Default if (i) at the time of such representation, such Default was not known to a Responsible Officer and (ii) prior to such Default, the absence of which is the subject of such representation, becoming an Event of Default, such Default has been cured or waived in accordance with this Agreement; or

(b)                                 Non-Payment. Default in the payment when due of any principal of the Loans or default in the payment when due of interest on the Loans, or any fee due hereunder or any other amount payable to any Lender hereunder, and the failure to pay such interest, fee or such other amount within two Business Days after the same becomes due; or

(c)                                  Defaults. (I) Default by the Borrower, any of the Restricted Subsidiaries, the Parent Guarantor or NMG Holdings in the performance or observance of its agreements herein or in any other Loan Document, which shall remain unremedied for 30 days after the earlier of (i) knowledge of such Default by an senior executive of the Borrower or any Restricted Subsidiary concerned and (ii) notice in writing thereof being given to the Borrower by any Lender or the Administrative Agent, or

                                                                                                (II)                                Default by CSC Holdings in the performance or observance of any of its agreements in (x) Section 8.02 (other than Section 8.02(b) and (j)) if CSC Holdings does not cure such Default within 60 days of the Administrative Agent notifying CSC Holdings in writing of the Default and (y) Section 8.02(b) and (j) if CSC Holdings does not cure such Default within 30 days of the Administrative Agent notifying CSC Holdings in writing of the Default;

The notices required under Section 9.01(c) must reference this Agreement, specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”; or

(d)                                 Cross-Default. (I) (A) Any Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount of $5,000,000 or more, excluding (i) any Indebtedness owing solely to the Borrower or a Restricted Subsidiary and (ii) any Indebtedness

for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Borrower or such Restricted Subsidiary has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Borrower or such Borrower’s Restricted Subsidiary has established appropriate reserves (such Indebtedness under clauses (i) and (ii) above herein called “Borrower Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or (B) any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of the Borrower or any of the Borrower’s Restricted Subsidiaries constituting indebtedness for borrowed money in an aggregate principal amount of $5,000,000 or more is outstanding (other than Borrower Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness;

                                                                                                (II)                                (A) Any Indebtedness of CSC Holdings in an aggregate principal amount of $25,000,000 or more, excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which CSC Holdings has a good faith basis to believe is not due and owing and, to the extent then appropriate, is contesting its obligation to pay the same in good faith and by proper proceedings and for which CSC Holdings has established appropriate reserves (such Indebtedness called “CSC Holdings Excluded Indebtedness”), shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended; or (B) any default under any indenture, credit agreement or loan agreement or other agreement or instrument under which Indebtedness of CSC Holdings constituting indebtedness for borrowed money in an aggregate principal amount of $25,000,000 or more is outstanding (other than CSC Holdings Excluded Indebtedness), or by which any such Indebtedness is evidenced, shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Indebtedness; or

                                                                                                (III)                            Interest or principal due on the Cablevision Notes is not paid when due (whether at stated maturity, by the acceleration of the maturity or otherwise) or within any applicable grace or cure period provided under the Cablevision Notes Indenture or any Indebtedness consisting of any other Indebtedness into which the proceeds of the Cablevision Notes have been invested pursuant to Section 7.18(a) shall not be paid when due (whether at stated maturity, by the acceleration of the maturity or otherwise); or

(e)                                  Inability to Pay Debts; Attachment. CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any of the Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect), (vi) file a petition seeking to take advantage of any Debtor Relief Law, (vii) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary in any involuntary case under any such Debtor Relief Law, or (viii) take any action for the purpose of effecting any of the foregoing; or

(f)                                    Insolvency Proceedings, Etc. A case or other proceeding shall be commenced, without the application, approval or consent of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any of the Restricted Subsidiaries, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment or debts of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary, the appointment of a trustee, receiver, custodian, liquidator or the like of CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or such Restricted Subsidiary or of all or any substantial part of its assets, or any other similar action with respect to CSC Holdings, the Borrower, the Parent Guarantor or such Restricted Subsidiary under any Debtor Relief Law, and such case or proceeding shall continue undismissed, or unstayed and in effect, for any period of 30 consecutive days, or an order for relief against CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary shall be entered in an involuntary case under any Debtor Relief Law (as now or hereafter in effect); or

(g)                                 Judgments. (A) (i) Any one or more judgments for the payment of money in excess of $5,000,000 shall be rendered against the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Borrower or any Restricted Subsidiary and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all judgments exceeds $10,000,000;

(B)                                (i) Any one or more judgments for the payment of money in excess of $10,000,000 shall be rendered against CSC Holdings and such judgment shall remain unsatisfied and in effect for any period of 30 consecutive days without a stay of execution or (if a stay is not provided for by applicable law) without having been fully bonded, or (ii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against CSC Holdings and either (x) an enforcement proceeding shall have been commenced by any creditor upon such judgment or (y) such judgment remains undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days, provided that, the aggregate of all judgments exceeds $20,000,000; or

(h)                                 ERISA. (i)  Any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Plan; (iv) the Borrower or any ERISA Affiliate is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan other than any payments that are in dispute by the Borrower or ERISA Affiliate and, in any event, that exceed $500,000; (v) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (vii) the Borrower or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Plan under Title IV of ERISA and which, when aggregated with all other such amounts with respect to the payment of which the Borrower and its ERISA Affiliates are at the time in default, exceeds $500,000; (viii) a proceeding shall be instituted by a fiduciary of any Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; (ix) the assumption of, or any material increase in, the contingent liability of the Borrower or any Restricted Subsidiary with respect to any post-retirement welfare liability and such assumption or material increase has had, or would reasonably be expected to have, a Materially Adverse Effect; and by reason of any or all of such events described in clauses (i) through (ix) as applicable there shall or could result in actual or potential liability of the Borrower and any ERISA Affiliate that would reasonably be expected to have a Materially Adverse Effect; or

(i)                                     Change of Control. (i) the Dolan Family Interests shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Closing Date) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of Cablevision having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the Board of Directors of Cablevision, or (ii) Cablevision shall cease to own (free and clear of all Liens) directly or indirectly 100% of the common stock of CSC Holdings, or any Person (other than Cablevision) shall obtain the legal or contractual right to own, or to cause the transfer of the ownership of, any of the common stock of CSC Holdings or the Borrower, without regard to any required approval of any other Person, or (iii) CSC Holdings shall cease, directly or indirectly, to own and Control legally and beneficially at least 51% of the Equity Interests in the Borrower, or (iv) the Parent Guarantor shall cease, directly or indirectly, to own and Control legally and beneficially 100% of the Equity Interests in the Borrower.

(j)                                     Invalidity of Loan Documents. CSC Holdings, the Borrower, the Parent Guarantor, NMG Holdings or any Restricted Subsidiary asserts or any Affiliate of the Borrower institutes (and, where such Affiliate is not an Affiliate of Cablevision, fails to dismiss within 30 days of demand) any proceedings seeking to establish or any Person (other than the Administrative Agent, any Lender or any other Secured Party) obtains a judgment establishing that (i) any material provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Lien created, or purported to be created, by the Loan Documents is not a valid and perfected first priority security interest in the property in which such Lien is created, or purported to be created, pursuant to the Loan Documents; or

(k)                                  Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral covered thereby other than as a result of any action or inaction by the Administrative Agent, and such condition shall remain unremedied for a period of 30 days after the earlier of (i) knowledge of such Default by a senior executive of the Borrower or any Restricted Subsidiary concerned and (ii) notice in writing thereof being given to the Borrower by any Lender or the Administrative Agent; or

(l)                                     Cablevision Notes. There shall occur any consent, amendment or waiver of any of the terms (including related provisions) of the Cablevision Notes (or any refinancing of the Cablevision Notes) related to indebtedness, restricted payments, investments, liens or consolidations in, or the redemption of, the Cablevision Notes (or any refinancing of the Cablevision Notes) materially adverse to the Borrower as holder of the Cablevision Notes (or any refinancing of the Cablevision Notes).

9.02                           Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to any Lender hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)                               exercise on behalf of itself and the Lenders all rights and remedies available to it and such Lenders under the Loan Documents.

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

9.03                           Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X
ADMINISTRATIVE AGENT

10.01                     Appointment and Authority.  (a)  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02                     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                     Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06                     Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (provided that such consultation with the Borrower shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Book Managers or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 12.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

10.10                     Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 12.01;

(b)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.  In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

ARTICLE XI
CONTINUING GUARANTY

11.01                     Guaranty.  CSC Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon CSC Holdings, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of CSC Holdings under this Guaranty, and CSC Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02                     Rights of Lenders.  CSC Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, CSC Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of CSC Holdings under this Guaranty or which, but for this provision, might operate as a discharge of CSC Holdings.

11.03                     Certain Waivers.  CSC Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that CSC Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting CSC Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  CSC Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04                     Obligations Independent.  The obligations of CSC Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against CSC Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

11.05                     Subrogation.  (a) CSC Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty (other than its rights to make a claim under the Indemnity Agreement as in effect on the date hereof) until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Term Facility is terminated.  If any amounts are paid to CSC Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

(b)                                 To the extent CSC Holdings has notified the Administrative Agent that Tribune has reimbursed CSC Holdings for any payments made by CSC Holdings in respect of principal, premium or interest on the Loans (but excluding any costs, fees, expenses, penalties, charges or similar items paid or payable by CSC Holdings) under and in accordance with this Guaranty, the Administrative Agent, on behalf of the Lenders shall, after the Obligations have been paid in full in cash and fully performed, the Commitments and the Term Facility have been terminated and the security interest of the Administrative Agent, on behalf of the Lenders in all of the Collateral has been released, assign to Tribune, at the expense of Tribune, without recourse or representation of any kind, the remaining rights (if any) in a specified portion of the Collateral (such Collateral to be determined by CSC Holdings and the Administrative Agent in their sole discretion). Tribune’s rights in any such Collateral will be on a second-priority basis, as determined by CSC Holdings.

11.06                     Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Term Facility with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or CSC Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of CSC Holdings under this paragraph shall survive termination of this Guaranty.

11.07                     Subordination.  CSC Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to CSC Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to CSC Holdings as subrogee of the Secured Parties or resulting from CSC Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to CSC Holdings shall be enforced and performance received by CSC Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of CSC Holdings under this Guaranty.

11.08                     Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against CSC Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by CSC Holdings immediately upon demand by the Secured Parties.

11.09                     Condition of Borrower.  CSC Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as CSC Holdings requires, and that none of the Secured Parties has any duty, and CSC Holdings is not relying on the Secured Parties at any time, to disclose to CSC Holdings any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (CSC Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XII
MISCELLANEOUS

12.01                     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or without the written consent of each Lender;

(b)                                 without limiting the generality of clause (a) above, waive any condition set forth in Section 4.01(h) without the written consent of the Required Lenders;

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)                                  reduce the principal of, the Applicable Rate, or the rate of interest specified herein on any Loan or, any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(f)                                    change (i) Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Term Facilities from the application thereof set forth in applicable provisions of Section 2.03(b) in any manner that materially and adversely affects the Lenders under a Term Facility without the written consent of (x) if such Term Facility is the Fixed Rate Term Facility, the Required Fixed Rate Lenders and (y) if such Term Facility is the Floating Rate Term Facility, the Required Floating Rate Lenders;

(g)                                 change (i) any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 12.01(g)), without the written consent of each Lender or (ii) the definition of “Required Fixed Rate Lenders,” or “Required Floating Rate Lenders” without the written consent of each Lender under the applicable Term Facility;

(h)                                 release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)                                     release either the Parent Guarantor or CSC Holdings from its respective obligations under the Parent Guaranty or the Guaranty made by CSC Holdings under Article XI, as applicable, or release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(j)                                     impose any greater restriction on the ability of any Lender under a particular Term Facility (and not the other Term Facility to an identical extent) to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Fixed Rate Term Facility, the Required Fixed Rate Lenders, (ii) if such Facility is the Floating Rate Term Facility, the Required Floating Rate Lenders; or

(k)                                  amend or modify Section 9.01(i) or any defined term used therein or waive an Event of Default thereunder, without the written consent of Lenders holding 90% or more of the sum of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making such determination;

and provided, further, (i) that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 12.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

12.02                     Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                                                (i)                                     if to CSC Holdings, the Borrower, or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

                                                (ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to CSC Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to CSC Holdings, the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of CSC Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notice) purportedly given by or on behalf of the Borrower even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03                     No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement hall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.10) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it as authorized by the Required Lenders.

12.04                     Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out of pocket documented expenses (including, without limitation, the reasonable out of pocket and invoiced fees, disbursements and other charges of (i) one counsel, (ii) in the case of a material conflict between two or more Indemnitees, as so determined in the reasonable opinion of existing counsel, one additional counsel, and (iii) one local counsel in each applicable jurisdiction) (collectively, the “Losses”), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower (but excluding any proceeding brought by a third party or a Lender against any other Lender (in such Lender’s capacity as a Lender and not in any capacity as a Joint Lead Arranger or the Administrative Agent)), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith, or willful misconduct or material breach of the obligations under this Agreement or any other Loan Document of such Indemnitee.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05                     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06                     Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(f) (and any other attempted assignment or transfer by the Borrower or any other Loan Party shall be null and void and any other attempted assignment or transfer by a Lender shall give rise to a participation in accordance with Section 12.06(d)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

                                                (A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under either Term Facility and the Loans at the time owing to it under such Term Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                                                (B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment if such assignment is to a Person that is not a Lender with a Commitment hereunder, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and only one fee shall be payable for simultaneous assignments to or by two or more Approved Funds.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to any Dolan Family Interests.

(vi)                              Additional Restrictions on Assignments.  No such assignment shall be made (i) to a natural person or (ii) to any entity that is not a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of and, if required, consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.01 (unless the assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Dolan Family Interests) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign

Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.07                     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 12.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any other Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

12.08                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time,  to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09                     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11                     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12                     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13                     Replacement of Lenders.  If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, any applicable prepayment premium under Section 2.03 and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)         such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14                     Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15                     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16                     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and CSC Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrower, CSC Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and CSC Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and CSC Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, CSC Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Borrower, CSC Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, CSC Holdings and their respective Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any

obligation to disclose any of such interests to the Borrower, CSC Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and CSC Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.17                     Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.18                     USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEWSDAY LLC, as the Borrower

By:
Name:
Title:

CSC HOLDINGS, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Initial Lender

By:
Name:
Title:

[OTHER LENDERS]